                           DATED    6th February    1998
                       ------------------------------------



                           (1)     STEPHEN MICHAEL POWELL
                                   AND OTHERS

                           (2)     GETTY COMMUNICATIONS PLC
                                   AND
                                   GETTY IMAGES, INC.




                       ------------------------------------
                           AGREEMENT FOR THE SALE OF THE
                       WHOLE OF THE ISSUED SHARE CAPITAL OF
                             ALLSPORT PHOTOGRAPHIC PLC
                       ------------------------------------





                                CAMERON MCKENNA
                                  MITRE HOUSE
                             160 ALDERSGATE STREET
                                LONDON EC1A 4DD

                             T +44(0)171 367 3000
                             F +44(0)171 367 2000

                                     INDEX

1.  Interpretation .......................................................  1
2.  Sale of Shares and purchase consideration ............................  5
3.  Completion ...........................................................  6
4.  Warranties ...........................................................  9
5.  Buyers' Warranties ................................................... 10
6.  Remedies ............................................................. 11
7.  Restrictive covenants ................................................ 11
8.  Information .......................................................... 13
9.  General .............................................................. 14
10. Notices .............................................................. 14
11. Restriction on Sale of Consideration Shares .......................... 15
12. Securities Act of 1933 ............................................... 15


SCHEDULE 1A  DETAILS OF SELLERS AND CONSIDERATION PAYABLE ................ 18


SCHEDULE 1B  PART 1 - THE COMPANY ........................................ 20


SCHEDULE 1B  PART 2 - UK SUBSIDIARY ...................................... 22


SCHEDULE 1B  PART 3 - OVERSEAS SUBSIDIARY ................................ 23


SCHEDULE 2  TAX DEED ..................................................... 24

1.  Definitions and interpretation ....................................... 25
2.  Covenant ............................................................. 27
3.  Limitation of Covenantors' Liability ................................. 27
4.  Disputes and Conduct of Tax Claims ................................... 30
5.  Payment Date and Interest ............................................ 31
6.  Mitigation ........................................................... 32
7.  Over-provisions ...................................................... 32
8.  Taxation of Payments ................................................. 33
9.  Recovery from other persons .......................................... 34
10. Savings .............................................................. 34
11. Corporation Tax Returns .............................................. 35
12. Counter Covenant ..................................................... 35
13. Information .......................................................... 36
14. Preservation of records and insurance ................................ 36
15. Assignment ........................................................... 36
16. General .............................................................. 36
17. Notices .............................................................. 37

Schedule 1 The Covenantors ............................................... 38


Schedule 2 The Companies ................................................. 39


SCHEDULE 3  GENERAL WARRANTIES  PART A ................................... 41

1.  Information .......................................................... 41
2.  Share capital ........................................................ 41
3.  Accounts ............................................................. 41
4.  Debts ................................................................ 42
5.  Liability to the Sellers etc ......................................... 42
6.  Insolvency ........................................................... 42
7.  Library Photographs .................................................. 43
8.  Confidentiality ...................................................... 43
9.  Subsidiaries ......................................................... 43

SCHEDULE 3  GENERAL WARRANTIES  PART B ................................... 45

1.  Stock and fixed assets ............................................... 45
2.  Events since Accounts Date ........................................... 45
3.  Assets of the Company ................................................ 46
4.  Employment matters ................................................... 46
5.  Restrictions on business ............................................. 48
6.  Pensions ............................................................. 48
7.  Litigation ........................................................... 49
8.  Applicable legislation ............................................... 49
9.  Company books of account, records and documents ...................... 50
10. Insurances ........................................................... 50
11. Company agreements ................................................... 50
12. Conduct of business .................................................. 50
13. Environmental matters ................................................ 51
14. Loans, charges and guarantees ........................................ 51
15. Unusual obligations .................................................. 52
16. Brokerage ............................................................ 53
17. Intellectual Property ................................................ 53
18. Taxation ............................................................. 54
19. Property ............................................................. 56
20. Subsidiaries ......................................................... 57
21. Projections .......................................................... 57

SCHEDULE 4  DESCRIPTION OF THE PROPERTY  PART 1:  FREEHOLD PROPERTY ...... 58


PART 2:  LEASEHOLD PROPERTY .............................................. 58


SCHEDULE 5  LIMITATIONS ON THE SELLERS' LIABILITY ........................ 59

1.  General .............................................................. 59

2.  Disclosure ........................................................... 59
3.  Minimum and Maximum Claims ........................................... 59
4.  Time Limits .......................................................... 60
5.  Single Recovery ...................................................... 61
6.  Reliance ............................................................. 61
7.  Rescission ........................................................... 61
8.  Specific Limitations ................................................. 61
9.  Recovery ............................................................. 63
10. Contingent Liabilities ............................................... 64
11. Notice of Claims ..................................................... 64
12. Mitigation ........................................................... 65
13. Preservation of records and insurance ................................ 65
14. Knowledge of Sellers ................................................. 66

AGREED FORM DOCUMENTS

Completion Board Minutes

Schedule of Disclosure Documents

Management Accounts

Schedule of Staff Bonus Payments

Service Agreements

Information Memorandum

Strategy Paper

MP Option Surrender Deed

Trustee Undertaking

THIS AGREEMENT is made the 6th day of February 1998

BETWEEN:

(1)  The persons whose names and addresses are set out in column (1) of schedule 1A ("Sellers"); and

(2) GETTY COMMUNICATIONS PLC a company registered in England and Wales under number 3005770 whose registered office is at 101 Bayham Street London, NW1 0AG ("Getty Communications") and GETTY IMAGES, INC. a Delaware corporation whose principal executive offices are located at 122 South Michigan Avenue, Suite 900, Chicago, Illinois 60603 ("Getty Images") (together the "Buyers" which expression shall include any successors and assigns).

NOW IT IS HEREBY AGREED as follows:


1.   INTERPRETATION

1.1 Unless the context otherwise requires the following definitions shall apply throughout this agreement:

     "ACCOUNTS" means the audited consolidated balance sheet of the Company and its subsidiaries as at the Accounts Date and the audited consolidated profit and loss account of the Company and its subsidiaries for the year ended on that date together with the notes thereto and the report of the directors in respect of that period

     "ACCOUNTS DATE" means 30th November 1996

     "AGREED FORM" means a form agreed by the Sellers and the Buyers and initialled by, or on behalf of, the Sellers and the Buyers

     "A SHARES" means the 19,140 A Shares of L1 each of the Company

     "BUSINESS DAY" means a day other than a Saturday or Sunday or public holiday in England and Wales;

     "ASSOCIATE" means any associate or associated company, as such terms are respectively defined in sections 416 and 417 Taxes Act

     "B SHARES" means the 1,914,000 B Shares of 0.01p each of the Company

     "BUYERS' GROUP" means the group of companies comprising the Buyers and their subsidiaries from time to time

     "BUYERS' SOLICITORS" means Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ

     "CASH CONSIDERATION" means the sum of L16,529,750 payable to the Sellers on Completion by Getty Communications in the individual sum per Seller set out in Column (3) of Schedule 1A being part of the Consideration

     "COMPANY" means Allsport Photographic Plc, details of which are set out in Part 1 of schedule 1B

     "COMPANY'S INTELLECTUAL PROPERTY" means all Intellectual Property and Materials used by each group company or relating to the business of any group company at Completion (other than the Library Photographs and all Intellectual Property in them)

     "COMPLETION" means the performance by the parties of their obligations under clause 3 and, where the context so admits, the date on which such obligations are performed

     "COMPLETION STAFF PAYMENT" means the payment in an aggregate sum of L250,400.65 to be made by the Company and each other group company to their respective employees as set out in column I of the schedule of staff bonus payments in agreed form

     "CONFIDENTIAL INFORMATION" means all information not publicly known used in or otherwise relating to each group company's business, customers or financial or other affairs, including, without limitation, information relating to:

     (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials which are not intended for public use or circulation; or

     (b) future projects, business development or planning, commercial relationships and negotiations;

     "CONSIDERATION" means the Cash Consideration and the Consideration Shares

     "CONSIDERATION SHARES" means the 1,137,916 new ordinary shares of common stock, par value US$0.01 per share, in Getty Images required to be allotted and issued to the Sellers in the number per Seller set out in column (5) of schedule 1A credited as fully paid in accordance with the provisions of clause 2 of this Agreement in satisfaction of part of the Consideration or, if applicable, the 2,275,832 new Class A ordinary shares of 1p each in the capital of Getty Communications required to be allotted and issued to the Sellers pursuant to clause 3.4

     "CONTINGENT LIABILITY" means any circumstance or liability which, under UK GAAP, would be considered to constitute a contingent liability

     "DISCLOSURE DOCUMENTS" means those documents copies of which have been made available to the Buyers for inspection and short details of which are set out in the index headed "Schedule of Disclosure Documents" in the agreed form

     "DISCLOSURE LETTER" means a letter from the Sellers to the Buyers in relation to the Warranties and having the same date as this Agreement identifying itself as the Disclosure Letter referred to herein, and the expression "disclosed to the Buyers" shall mean as disclosed in the Disclosure Letter

     "ENCUMBRANCE" means any mortgage, charge, pledge, lien, option, restriction or other security interest of any kind, any option or right of first refusal, pre-emption, forfeiture or call, any other right exercisable by a third party, any other encumbrance (including encumbrances imposed and rights conferred by or under any enactment) and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect

     "EVENT" includes any act, omission, occurrence, transaction or circumstance (including the Completion of this agreement in accordance with its terms)

     "GROUP COMPANY" means a member of the group comprising the Company and its subsidiaries

     "GUARANTEE" includes indemnity, security given for the indebtedness or liabilities of another person, and all other forms of surety

     "IHTA" means Inheritance Tax Act 1984

     "INDEPENDENT CONTRACTOR AND EXIT AGREEMENTS" means the agreements of such name both dated 30 November 1995 and made between the Overseas Subsidiary and Anthony Duffy, copies of which appear at 5.8.4 and 5.8.5 in the Schedule of Disclosure Documents

     "INDUSTRIAL DISPUTE" includes both a trade dispute, as defined by section 218 Trade Union and Labour Relations (Consolidation) Act 1992, and a strike

     "INTELLECTUAL PROPERTY" means all patents, trade marks, service marks, community trade marks, registered designs, trade names, business names, unregistered trade and service marks, copyrights, topography rights, design rights, Know-How, trade secrets and all other industrial or commercial monopoly rights, intellectual property rights and rights or forms of protection of the same or of a similar or equivalent nature or effect which may subsist anywhere in the world whether or not registered or capable of registration and together with all applications for registration of and rights to apply for any of the foregoing

     "KNOW-HOW" means all information, data and methodology not at present in the public domain and all financial, commercial, trade and business secrets of whatever nature and in whatever form, including, without limitation, that comprised in, derived from or relating to any Materials

     "LIABILITY" includes contingent liability

     "LIBRARY PHOTOGRAPHS" means all the photographs, whether held as photographs, negatives, transparencies or digitally or in any other medium and whether located at the Properties, at any group company's agent's or customer's premises or otherwise, in which any group company owns the copyright or which any group company, exploits, is entitled to exploit or is reasonably likely to exploit in connection with its business at Completion

     "MANAGEMENT ACCOUNTS" means the unaudited consolidated profit and loss account of the Group for the period starting on the day after the Accounts Date and ending on 30th November 1997 and the Group's unaudited consolidated balance sheet as at 30th November 1997 in the agreed form

     "MATERIALS" means all drawings, diagrams, illustrations, data, specifications, lists, programs and all other documents, recorded information and data whatsoever and howsoever stored

     "MP OPTION SURRENDER DEED" means the deed in agreed form terminating 900 options for the subscription by Michael Powell for 900 ordinary shares of L1 each in the Company ("MP OPTIONS")

     "ORDINARY SHARES" means the 60,176 Ordinary Shares of L1 each in the Company

     "OVERSEAS SUBSIDIARY" means Allsport Photography USA Inc. details of which are set out in Part 3 of schedule 1B

     "PLANNING ACTS" means the Public Health Acts 1875 to 1984, the Town and Country Planning Act 1990 (as amended), the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and all other enactments from time to time relating to town and country planning

     "PROPERTIES" means the properties of which short particulars are set out in schedule 4, including the whole, or any part or parts of, and any right or interest in, such property or properties

     "SCHEME OF ARRANGEMENT" means the scheme of arrangement dated 6th January 1998 of Getty Communications in relation to the proposed merger of Getty Communications and PhotoDisc, Inc in accordance with an agreed merger agreement

     "SELLERS' SOLICITORS" means Cameron McKenna (ref GB/NSM/0Z6975/1) Mitre House 160 Aldersgate Street London EC1A 4DD

     "SHARES" means the whole of the issued and to be issued Ordinary Shares, A Shares and B Shares

     "STOCK" includes work in progress

     "TAXATION" means any taxation duty levy charge impost or contribution of whatever nature imposed by any jurisdiction or any statutory governmental federal state provincial municipal authority body or official whatsoever thereof whenever imposed and any interest surcharge penalty or fine in relation thereto

     "TAXES ACT" means Income and Corporation Taxes Act 1988

     "TAX DEED" means a deed in the form set out in schedule 2, duly executed by each of the Sellers

     "TCGA" means Taxation of Chargeable Gains Act 1992

     "TRUSTEES" means Allsport Photographic Share Scheme Trustees Limited, one of the Sellers

     "TRUSTEE UNDERTAKING" means the deed in agreed form to be executed by the Trustees and the Buyers relating to the exercise of certain discretions pursuant to the Allsport Photographic plc Unapproved Share Option Scheme

     "US PLAN" means the Allsport USA 401(k) Profit Sharing Plan

     "WARRANTIES" means the warranties set forth in schedule 3 and "Warranty" means any of them

     "WARRANTORS" means each of the Sellers other than the Trustees

     "VATA" means Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation.

1.2 The expressions "subsidiary" and "holding company" bear the same meanings in this agreement as they respectively bear in the Companies Act 1985.

1.3 Reference in this agreement to any statutory provision shall include a reference to that provision as amended, extended or re-enacted and to any statutory replacement thereof (either before or after the date hereof) from time to time and to any former statutory provision replaced (with or without modification) by the provision referred to, and shall also include reference to all statutory instruments and orders made pursuant to any such statutory provision provided that the liability of the Sellers shall not be increased by any such amendment, extension, re-enactment, replacement, statutory instrument or order made after the date hereof.

1.4 Reference in this agreement to the singular includes a reference to the plural and vice versa and reference to the masculine includes a reference to the feminine and neuter and reference to a person shall include a reference to any company as well as any legal or natural person.

1.5 The construction of this agreement and the schedules hereto is not to be affected by any heading.

1.6 References in this agreement to clauses, sub-clauses and schedules are, unless otherwise specified, references to clauses and sub-clauses of and schedules to this agreement.

1.7  References to this agreement include a reference to each of the schedules.


2.   SALE OF SHARES AND PURCHASE CONSIDERATION

2.1  Subject to the terms of this agreement each of the Sellers:

     2.1.1 shall sell the number of Shares set out opposite his name in column (2) of schedule 1A to Getty Communications for the Cash Consideration set out in column (3) of schedule 1A; and

     2.1.2 shall sell the number of shares set out opposite his name in column (4) of schedule 1A to Getty Images (subject to clause 3.4), for the number of Consideration Shares set out in column (5) of schedule 1A; and

     the Buyers shall purchase such Shares, free from all Encumbrances and Michael Powell shall terminate the MP Options in the terms of the MP Option Surrender Deed.

2.2 Each of the Sellers hereby covenants with the Buyers that he has full right, power and title to sell such Shares free from all Encumbrances and each of the Sellers hereby covenants with the Buyers that he will at his own cost and as soon as practicable after Completion do everything reasonably required by the Buyers to transfer to, and vest in, the Buyers (or their nominees) the full beneficial and legal ownership of such Shares, free from all Encumbrances.

2.3 Save as specifically provided herein, the provisions of part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to this agreement.

2.4 The Buyers shall not be obliged to complete the purchase of any of the Shares hereunder unless the Sellers comply with all their obligations under clause 3 and sale of all of the Shares is completed simultaneously, and if on Completion such sale is not completed due to one or more of the Shares not being available for purchase then the Buyers shall be entitled, but not obliged, to rescind this agreement without liability of any kind by written notice to the Sellers.

2.5 The Shares shall be sold with the benefit of all rights which attached thereto at, or which have or will become attached thereto after, the Accounts Date.

2.6 The aggregate consideration for the sale of the Shares shall be paid or satisfied as follows:

     2.6.1 as to L16,529,750 in cash which shall be paid by Getty Communications to the Sellers at Completion in accordance with clause 3.5.1; and

     2.6.2 by the issue to the Sellers on Completion of the Consideration Shares credited as fully paid by Getty Images or, if clause 3.4 shall apply, by Getty Communications.

2.7  The Consideration payable to each Seller shall be satisfied:

     2.7.1 as regards the Cash Consideration, in the respective amounts (if any) shown opposite the name of each Seller in column (3) of schedule 1A; and

     2.7.2 as regards the Consideration Shares, by the issue to each Seller of such number of Consideration Shares (if any) as is shown opposite the name of such Seller in column (5) of schedule 1A.


3.   COMPLETION

3.1 The sale and purchase of the Shares shall be completed on 10th February 1998 at the offices of the Sellers' Solicitors.

3.2 The Sellers shall procure that on or before Completion all amounts (other than sums arising in the ordinary course of their employment by a group company) owing to each group company at Completion:

     3.2.1  by the Sellers; and

     3.2.2  by their respective associates,

     shall be paid or repaid in full.

3.3 At or before Completion the Sellers shall deliver to (or make available to the reasonable satisfaction of) the Buyers:

     3.3.1 definitive certificates for the Shares together with transfers thereof duly executed by the registered holders thereof in favour of the Buyers (or as it may direct) together with the MP Option Surrender Deed duly executed by Mr Michael Powell and the Company;

     3.3.2 such other consents or documents (if any) as may be reasonably necessary to give evidence of the title of the transferor to the Shares and his or its capacity to sell or transfer such Shares;

     3.3.3 definitive certificates for the whole of the issued share capital of each group company (other than the Company) together with transfers duly executed by the registered holders thereof in favour of the Buyers (or as it may direct) of any shares in any group company which are not registered in the name of another group company;

     3.3.4 a letter from National Westminster Bank plc to the Buyers confirming that the floating charges briefly described in schedule 1B Parts 1 and 2 have not crystallised and will not crystallise as a result of Completion, together with evidence as at Completion of the aggregate of monies owed by group companies to National Westminster Bank plc;

     3.3.5 service agreements in agreed form between the Company and respectively, Stephen Powell, Adrian Murrell, Lee Martin, David Cannon, Greg Walker Michael Powell, Mavis Streeton, John Witts and James Nicholls duly executed by the said parties;

     3.3.6  the Tax Deed duly executed by the Sellers;

     3.3.7 the seal, certificate of incorporation, certificates of incorporation on change of name and statutory books, duly written up to date, of each group company;

     3.3.8 certified copies of all documents of title to the freehold property listed in schedule 4 and all documents of title to any Intellectual Property;

     3.3.9 certificates from each of the banks at which each group company maintains accounts of the amounts standing to the debit or credit of such accounts at the close of business on the day preceding Completion;

     3.3.10 such cheque books, bank mandates and form of new bank mandates of each group company and all charge, credit or cash cards issued in the name of the Company as the Buyers shall have requested on or before the date of this agreement;

     3.3.11 resignation letters for such directors of each group company and the secretary of each group company as the Buyers shall require;

     3.3.12 a counterpart of the Trustee Undertaking duly executed by the Trustee;

     3.3.13 procure that the Company pays by electronic transfer the sum of $966,666.67 to Anthony Duffy in full and final settlement of all amounts outstanding under the Independent Contractor and Exit Agreements; and

     3.3.14 procure that the payment by the Company and each group company of the Completion Staff Payment is fully provided for in the accounting records of the Company and each group company.

3.4

     3.4.1 Completion shall not occur until the proposed merger of Getty Communications and PhotoDisc, Inc has been effected. This condition may be waived after 10th February 1998 with the written consent of either the Sellers or the Buyers. In the event of such waiver either the Sellers or Getty Images has the right to nominate Getty Communications as the purchaser of the shares set out in column (4) of schedule 1A. Upon any such nomination, Getty Communications shall issue two Class A ordinary shares of 1p each credited as fully paid in satisfaction of each share of common stock in Getty Images which Getty Images would otherwise have issued pursuant to clause 2.1.2 and notwithstanding any other provision in this agreement references to the Consideration Shares and the rights and obligations of Getty Images shall be read accordingly as references to shares issued pursuant to this clause 3.4.1 and to rights and obligations of Getty Communications respectively.

     3.4.2 Immediately thereafter the Sellers shall procure that a meeting of the directors of each group company is properly convened and held and that such meeting:

           (a) duly appoints as additional directors such persons as the Buyers shall nominate;

           (b) in the case of the Company, approves the registration of the transfers of the Shares referred to in sub-clauses 3.3.1 and
                3.3.3 (subject to their being duly stamped); and

           (c) conducts such other business as the Buyers may reasonably require;

           and that the chairman of each such meeting shall sign the minutes thereof in agreed form.

3.5 Subject to the Sellers having complied in all respects with their obligations under this agreement, at Completion:

     3.5.1 Getty Communications shall deliver to the Sellers' Solicitors by electronic transfer to the account of the Sellers' Solicitors the sum of L16,529,750;

     3.5.2 Getty Images shall issue to the Sellers (other than Greg Walker whose Consideration Shares will be issued in April 1999 or as otherwise agreed by Greg Walker and Getty Images (or, if clause
            3.4 shall apply, Getty Communications) in accordance with clause 3.8) the Consideration Shares and Getty Images (or, if clause 3.4 shall apply, Getty Communications) shall provide the Sellers with a certified copy of the minutes of a meeting of the Board of Directors of Getty Images (or, if clause 3.4 shall apply, Getty Communications) (duly convened) at which the issue to the Sellers of the Consideration Shares was approved and shall deliver the share certificates in respect thereof to each of the Sellers as soon as reasonably practicable thereafter;

     3.5.3 the Buyers shall deliver to the Sellers' Solicitors a counterpart of the Tax Deed duly executed by the Buyers; and

     3.5.4 deliver to the Sellers' Solicitors a counterpart of the Trustee Undertaking duly executed by the Buyers.

3.6 Payment to the Sellers' Solicitors in accordance with clause 3.5.1 hereof shall be a complete discharge to the Buyers who shall not be concerned with the distribution of any monies so paid amongst the Sellers.

3.7 The Buyers shall after Completion use their best endeavours (but so that such best endeavours shall not oblige the Buyers to make, or procure the making of, any payment to a third party) to procure that the Sellers are released from all guarantees, surety covenants, bonds and indemnities given by them in respect of any liability of any group company and pending such release shall indemnify and keep indemnified the Sellers against any liability which the Sellers may incur thereunder or in relation thereto.

3.8 The Buyers agree with Greg Walker that Getty Images will issue the Consideration Shares set opposite his name in column 4 of schedule 1 within 5 Business Days after the restrictions on the sale of Consideration Shares in clause 11.1 shall have ceased to apply. Getty Images further agrees that upon a written request from Mr Walker, it will defer the issue of any such shares to Mr Walker to such later date or dates as he shall so request.

3.9 The Buyers undertake that the bonuses to be paid to each of the Sellers (other than the Trustee) under the terms of their respective existing service agreements with the relevant group company (the termination of such agreements being without prejudice to such Seller's entitlement to his or her bonus thereunder) in respect of the financial year of the Company ended 30th November 1997 will be paid within 30 days after the audited accounts for such financial year have been approved by the directors of the Company or such other relevant group company or if earlier on 31st March 1998.

3.10 The Buyers agree to procure that the Completion Staff Payments are paid on or about 20th February 1998.

4.   WARRANTIES

4.1 Each of the Warrantors hereby acknowledges that he has made representations to the Buyers in the terms of the Warranties at the date of this agreement with the intention of inducing the Buyers to enter into this agreement. Accordingly each of the Warrantors hereby severally represents and warrants to the Buyers, subject to the provisions of this clause 4 and schedule 5 in the terms of the Warranties and acknowledges that each Buyer is entering into this agreement in reliance upon such Warranties.

4.2 The Warranties, and those other obligations of the Sellers, the Buyers and the Warrantors under this agreement which then remain to be performed, shall survive Completion.

4.3 Insofar as any information supplied directly or indirectly by any group company or its agents, advisers, directors, officers or employees prior to Completion to any of the Warrantors or their agents, advisers, directors, officers or employees in connection with the Warranties and any disclosures thereto shall or could be deemed to be a representation made by the relevant group company to such Warrantor, such Warrantor hereby waives any and all claims against the relevant group company in respect thereof.

4.4 Each Warranty shall be construed independently of any other to the intent that the meaning and effectiveness of any one Warranty shall not be restricted by reference to any other Warranty.

4.5 No claim by the Buyers shall be prejudiced or reduced in consequence of any information relating to any group company (other than, in relation to a claim under the Warranties, information disclosed to the Buyers as provided in this clause 4 and in schedule 5) which may come to the knowledge of the Buyers or its advisers after Completion.

4.6 The Warranties are qualified to the extent of the facts and circumstances disclosed in the Disclosure Letter and the Disclosure Documents or deemed pursuant to paragraph 2 of schedule 5 to have been disclosed. Subject to paragraph 6 of schedule 5 no other knowledge relating to a group company (actual constructive or imputed) prevents or limits a claim made by the Buyers for breach of the Warranties and the Warrantors may not invoke the Buyers' knowledge (actual constructive or imputed) of a fact or circumstance which might make a Warranty untrue, inaccurate, incomplete or misleading as a defence to a claim for a breach of Warranty.

4.7 The Warrantors shall not (in the event of any claim made against any of them in connection with the sale of the Shares to the Buyers) make any claim against the Company or any group company or against any director or employee of the Company or any group company on whom they have relied before agreeing to any term of this agreement or the Tax Deed or authorising any statement in the Disclosure Letter save that in circumstances where the Warrantors have been fraudulently misled or information has been deliberately and knowingly withheld by any such director or employee, or where any employee has otherwise acted in bad faith, the Warrantors shall be entitled to make a claim against any such director or employee who has acted fraudulently or deliberately and knowingly withheld information.

4.8 The provisions of schedule 5 shall operate to limit or exclude, as the case may be, the liability of the Warrantors for Relevant Claims (as defined therein).

5.   BUYERS' WARRANTIES

5.1 In consideration of the Sellers agreeing to sell the Shares on the terms contained in this Agreement each of the Buyers hereby warrants to the Sellers as follows:-

     5.1.1 each of the Buyers has the requisite power and authority to enter into and perform this Agreement and any other agreement referred to herein to which it is or has agreed to become a party (the "Buyer Documents");

     5.1.2 this Agreement constitutes and the Buyers Documents will, when executed, constitute binding obligations of each of the Buyers in accordance with their respective terms;

     5.1.3 no order has been made and no resolution has been passed for the winding up of each of the Buyers or for a provisional liquidator to be appointed in respect of it and so far as each of the Buyers is aware no petition has been presented and no meeting has been convened for the purposes of winding up either of the Buyers;

     5.1.4 no administration order has been made and so far each of the Buyers is aware no petition for such an order has been presented in respect of either of the Buyers;

     5.1.5 no receiver (which expression shall include an administrative receiver) has been appointed in respect of either of the Buyers;

     5.1.6 neither Buyers is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and has not stopped paying its debts as they fall due;

     5.1.7 each Buyer has obtained all necessary shareholder and board approvals in respect of the entry into of this Agreement and each other of the Buyers' Documents; and

     5.1.8 the execution and delivery of, and the performance by each Buyer of its obligations under, this Agreement and the Buyers Documents will not:

            (a) be or result in a breach of any provision of the memorandum or articles of association of Getty Communications or the by-laws of Getty Images;

            (b) be or result in a breach of, or constitute a default under, any instrument to which either Buyer is a party or by which either Buyer is bound and which is material in the context of the transactions contemplated by this Agreement; or

            (c) be or result in a breach of any order, judgment or decree of any court or governmental agency to which either Buyer is a party or by which either Buyer is bound and which is material in the context of the transactions contemplated by this Agreement.

5.2 Getty Images undertakes to the Sellers that upon and subject to the merger with PhotoDisc, Inc and Getty Communications becoming effective in accordance with its terms, all the Consideration Shares issued to the Sellers will be quoted on the NASDAQ National Market and shall rank in all respects pari passu with all Getty Images Common Stock, subject only to this Agreement and applicable U.S. Securities laws.

5.3 If Getty Communications is nominated in accordance with clause 3.4, Getty Communications shall forthwith procure that American Depository Receipts evidencing the right to receive the total number of Consideration Shares be quoted on the NASDAQ National Market. Getty Communications shall reimburse the Sellers for all quotation costs and any stamp duty or other fees, charges and taxes associated with any such quotation and depository fees.

6.   REMEDIES

     The rights of each Buyer under this agreement are independent, cumulative and without prejudice to all other rights available to it, and the exercise or non-exercise of any of its rights shall not prejudice or constitute a waiver of any other of its rights whether under this agreement or otherwise.

7.   RESTRICTIVE COVENANTS

7.1 Subject to clause 7.2, as a separate and independent stipulation and in consideration of the purchase by the Buyers of the Shares hereunder, each of the Sellers hereby covenants with the Buyers that for a period of 2 years after Completion he will not and will procure that any body corporate of which he has for the time being control (within the meaning of section 840 Taxes Act) and/or any partnership and/or business and/or family trust in which he may be engaged directly or indirectly and any associate will not either on his or its own account or in conjunction with or on behalf of any person, firm or company:

     7.1.1 carry on, engage in or be concerned or interested directly or indirectly in or assist any business or activity which competes directly or indirectly with the business and activities in which any group company is engaged at the date hereof in a country in which the business is operated at that date, whether alone or jointly with, through or as manager, adviser, consultant or agent for another person, provided always that nothing in this sub-clause shall prevent any Seller from holding or being beneficially interested in any securities of a company which have been admitted to trading on any recognised stock exchange, if such Seller neither holds nor is beneficially interested in more than five per cent in value of all the securities of that company; or

     7.1.2 in connection with any business or activity which competes with that of any group company employ or offer employment to, either directly or indirectly, any director or any person employed as a photographer, editor, researcher, digital technician or salesperson by any group company as at the date of this agreement, whether or not the same would involve any breach of contract by such director or senior employee; or

    7.1.3 solicit or entice, or endeavour to solicit or entice, away from any group company or (in connection with any business or activity which competes with that of any group company) deal with any person who, to his knowledge, is now or has, during the period of one year preceding the date hereof, been a client, customer, supplier or otherwise in the habit of dealing with the relevant group company and with whom the Seller has had material dealings; or

    7.1.4 be engaged or employed or otherwise involved in a sports photography agency or set up in business with or in partnership with in competition with any group company or be employed by or with or engaged by any other photographer employed by any group company or who has been employed by any group company within the period of one year preceding the date hereof (or company or partnership in which any such photographer is materially interested); or

    7.1.5 do or say anything which is deliberately intended to be harmful to any group company's reputation or which is deliberately intended to lead to a person to cease to deal with any group company on substantially equivalent terms to those previously offered or at all.

7.2

    7.2.1 In respect of any Seller, upon the termination of his employment by a group company, clause 7.2.2 below shall apply unless such termination arises by reason of:

           (a) the summary termination (with the prior written approval of Stephen Powell) of his employment in accordance with his Service Agreement following:

                 (i) his committing a serious breach or non-observance of any of the material terms, conditions or stipulations contained in his Service Agreement;

                 (ii) his committing (after one warning) any persistent breach or non-observance of any material terms, conditions or stipulations contained in his Service Agreement;

                 (iii) his being found to be guilty of gross misconduct in
                       connection with or affecting the business or affairs of the Company or any group company or any other member of the Buyers' Group for which he is required to perform duties;

                 (iv) his being found to be guilty of conduct which brings or is reasonably likely to bring himself or the Company or any group company into serious disrepute; or

                 (v) his conviction of a serious arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a non-custodial penalty is imposed); or

           (b) his voluntary resignation, being the resignation by such Seller in circumstances where he is unable to establish constructive dismissal.

    7.2.2 Nothing in clause 7.1 shall limit or prevent any Seller from carrying on business or being employed as a photographer or from providing, selling, licensing or otherwise disposing of any rights which he might have in photographs or other visual images taken or produced by him (but, in respect of any Seller who, immediately after Completion, is an employee of the Company, any group company or any member of the Buyers' Group, only those photographs and other visual images taken or produced by him after termination of such employment) to any person for any purpose.

7.3 Each of the Sellers hereby covenants with the Buyers that he will not at any time in relation to any business which competes with the business carried on by any group company at the date hereof, directly or indirectly use or allow to be used (other than by the relevant group company) any trade or corporate name used by the relevant group company at the date hereof or any name similar thereto or which is intended or likely to be confused therewith.

7.4 Each of the restrictive covenants and provisions set out above shall be construed as a separate and severable undertaking.

7.5 The Sellers acknowledge that they consider the said restrictive covenants and provisions to be necessary to protect the goodwill of the business carried on by each group company and a factor on which the consideration payable by the Buyers is based, but if any of such covenants or provisions are held to be void or invalid and would not have been so held if part of the wording were deleted or its extent reduced or modified, or if the period or area or nature of any such restriction were reduced, then such restriction or provision shall apply with such modification as may be necessary to make the same valid and enforceable.

7.6 If there is any provision of this agreement, or of any agreement or arrangement of which this agreement forms part, which causes or would cause this agreement or that agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976, then that provision shall not take effect until the day after particulars of this agreement or of that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to section 24 of that Act.


8.   INFORMATION

8.1 The Sellers shall, after Completion, give to the Buyers such information known to them relating to each group company and its affairs as the Buyers may reasonably require.

8.2 Neither the Sellers nor the Buyers shall, at any time, divulge to any person (except in confidence to their professional advisers) any information relating to this agreement or the sale of the Shares without the prior written consent of the other. This provision shall not apply to the disclosure of any information pursuant to legislation or the requirements of any recognised stock exchange.

8.3 The Sellers shall cooperate with the Buyers in providing such information as the Buyers reasonably requires to enable it to complete all filings with the Securities Exchange Commission which are necessary in relation to the sale and purchase of the Shares hereunder.

9.   GENERAL

9.1 The Sellers shall procure the passing of such resolutions, execute such documents and waivers and generally do everything further required by the Buyers effectively to comply with all their obligations under this agreement without prejudice to those contained in clause 2.2.

9.2 This agreement and the Disclosure Letter comprise the entire agreement between the parties in relation to the matters referred to herein and supersedes any previous agreement or arrangement between the parties hereto or any of them in relation to the sale of the Shares (or any of them) or any interest in the Company and the parties acknowledge that no claim shall arise in respect of any agreement or arrangement so superseded.

9.3 No delay or omission on the part of the Buyers in exercising any right, remedy, power or privilege hereunder shall operate to impair such right, remedy, power or privilege or be construed as a waiver thereof and no single or partial exercise or non-exercise of any right, remedy, power or privilege shall in any circumstances preclude any further or other exercise thereof or the exercise of any other right, remedy, power or privilege.

9.4 The Sellers by their execution of this agreement hereby waive any pre-emption rights in respect of the Shares conferred on them under the articles of association of the Company or otherwise.

9.5 The provisions of this agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

9.6 Save as otherwise specifically provided herein, any variation of this agreement shall be binding only if it is recorded in a document signed by or on behalf of all the parties hereto.

9.7 Any time, date or period mentioned in this agreement may be extended by mutual agreement between the parties hereto, but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

9.8 Each party to this agreement shall pay its own costs, charges and expenses incurred in the preparation, completion and implementation of this agreement and the documents referred to herein and for the avoidance of doubt no expense shall be borne by any group company provided that the costs of KPMG and the Sellers' Solicitors, totalling L41,000 plus VAT, in establishing the employee benefit trust relating to the Group and of which the Trustee is trustee, shall be paid by the Company.

9.9 This agreement may be executed in any number of documents or counterparts each in the like form, all of which taken together shall constitute one and the same document, and any party may execute this agreement by signing any one or more of such documents or counterparts.

9.10 This agreement shall be construed according to and governed by the law of England and each of the parties submits to the non-exclusive jurisdiction of the English courts.

10.  NOTICES

10.1 The respective addresses (and facsimile numbers) for service of notices under this agreement shall be those set out below, provided always that any party may, by written notice to the others, substitute another address in England or facsimile number for the service of notices hereunder:


     Address              Buyer                 Sellers
     -------              -----                 -------
     Postal:              101 Bayham Street     The respective addresses
                          London NW1 0AG        set out in Schedule 1

     Facsimile number:    0171 267 6540         N/A


10.2 Notices may be given by being delivered to the notice address of the addressee (in which case the notice shall be deemed to be served at the time of delivery) or by being sent by facsimile (in which case the notice shall be deemed to be served upon transmission) or by being sent by first class post (in which case the notice shall be deemed to be served 24 hours after time of posting).

10.3 In proving service of any notice, it shall be sufficient to prove that delivery was made or that the envelope containing the notice was properly addressed and posted or that the facsimile was transmitted to the correct number, as the case may be.

11.  RESTRICTION ON SALE OF CONSIDERATION SHARES

11.1 Each of the Sellers severally covenants with each of the Buyers not to sell, agree to sell, encumber, grant any interest, title or right in or otherwise dispose of or fetter any of the Consideration Shares or any interest therein which they are issued pursuant to this Agreement except with the prior written consent of the Buyers for a period expiring on the date of the audited reports and accounts of Getty Images Inc. for the year ending 31 December 1998 (the "Getty Accounts") provided that the covenant contained herein shall cease to apply in the case of all of the Sellers, if the Getty Accounts are not published on or before 30 April, 1999;

11.2 Notwithstanding clause 11.1 above the Trustees may dispose of Consideration Shares pursuant to the exercise of options granted by it, provided that the option holder enters into an agreement with the Buyers to be bound by the provisions of clause 11.1 above.

11.3 D A Cannon, L C Martin, A P Murrell, J Nicholls, M I Streeton and J Witts hereby agree that they will not exercise the options granted to them on 23 December 1997 under the Allsport Photographic PLC Unapproved Share Option Scheme (the "Option Scheme") in an aggregate number of 12,507 options until such time as Getty Images has filed a Form S8 in respect of the Option Scheme save that each such optionholder may exercise his option if he has made a payment to his employer or former employer equal to the amount which the employer or former employer is liable to pay in respect of any tax or other similar liabilities due on the exercise of such option. The Buyers agree to use all reasonable endeavours to file such Form S8 as soon as practicable after Completion.

12.  SECURITIES ACT OF 1933

12.1 Each of the Sellers who will receive Consideration Shares at Completion or who will receive Consideration Shares from the Trustees pursuant to the exercise of options granted to them by the Trustees warrants to the Buyers that:

     12.1.1 such Seller understands and acknowledges that the issuance and subscription of the Consideration Share to be issued to him or her pursuant to this Agreement have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and that such Consideration Shares will be issued to him or her in a transaction that is exempt from the registration requirements of the Securities Act. Such Seller understands and acknowledges that such Consideration Shares cannot be offered or resold within the United States or to or for the account or benefit of U.S. persons except pursuant to registration under the Securities Act or an available exemption from registration and such Seller agrees that he or she shall not resell Consideration Shares except in compliance with applicable securities laws;

     12.1.2 such Seller is purchasing the Consideration Shares for his own account for investment and not with a view to, or for resale in connection with, a distribution thereof, and such Seller has no present intention of distributing any thereof, except in accordance with the terms of this Agreement;

     12.1.3 such Seller understands and acknowledges that all certificates representing Consideration Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

            "The shares represented by this certificate are subject to the provisions of the agreement for the sale of the whole of the issued share capital of Allsport Photographic plc dated as of February [ ], 1998 among Stephen Michael Powell and Others and Getty Communications plc and Getty Images, Inc."

12.2 In addition, each of the Sellers who will receive Consideration Shares at Completion (other than Greg Walker) warrants to the Buyers that:

     12.2.1 such Seller is not a U.S. person and is not acquiring Consideration Shares for the account or benefit of any U.S. person;

     12.2.2 neither such Seller nor any of its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Consideration Shares and it and they have complied and will comply with the offering restrictions requirements of Regulation S under the Securities Act.

12.3 In addition, Greg Walker represents and warrants to the Buyers that:

     12.3.1 he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Consideration Shares pursuant to this Agreement;

     12.3.2 he has the financial ability to bear the economic risk of his investment in the Consideration Shares pursuant to this Agreement, he is aware that he may be required to bear the economic risk of an investment in the Consideration Shares for an indefinite period of time, he has no need for liquidity with respect to his investment therein at this time, and he has adequate means of providing for his current needs and personal contingencies;

     12.3.3 he has been furnished with a copy of the prospectus of Getty Images, Inc. dated January 7, 1998 and has been given the opportunity to ask questions of, and receive answers from, the Buyers concerning the terms and conditions of his investment in the Consideration Shares and other matters pertaining to his investment in the Consideration Shares, and he has not been furnished any other oral or written information or representation in connection with his or her investment in the Consideration Shares except as mentioned herein.

AS WITNESS the hands of the parties hereto or their duly authorised representatives the day first above written.

                                  SCHEDULE 1A

                 DETAILS OF SELLERS AND CONSIDERATION PAYABLE


                (1)                          (2)               (3)                     (4)                 (5)             (6)
         NAME AND ADDRESS             SHARES SOLD FOR          CASH               SHARES SOLD FOR      GETTY IMAGES        DUE
             OF SELLER                      CASH            CONSIDERATION          GETTY IMAGES       CONSIDERATION     PROPORTION
                                        CONSIDERATION                              CONSIDERATION           SHARES       OF RELEVANT
                                                                                      SHARES                              CLAIMS

       S M Powell                     22,944 Ordinary         L8,160,357          17,056 Ordinary      575,227           50.314
       c/o Allsport                   Shares                                      Shares
       Photography USA Inc

       A P Murrell                    101 Ordinary Shares     L   36,063          2,629 Ordinary       88,653            15.498
       The Cottage                    6,966 A                                     Shares
       1 Copse Hill                   Shares                  L   24,530
       Wimbledon SW20                 696,600 B
       0NA                            Shares                  L2,453,000

       D A Cannon                     227 Ordinary            L   80,600          NIL                  NIL               12.902
       4 Ashurst Cottages             Shares
       West Hoathly                   5,657 A Shares          L   19,920
       Nr East Grinstead              565,700 B
       W Sussex RH19 4BJ              Shares                  L1,992,000

       L C Martin                     527 Ordinary            L  187,256          NIL                  NIL               12.902
       142 Knightwood                 Shares
       Crescent                       5,357 A Shares          L   18,864
       New Malden                     535,700 B
       Surrey KT3 5JW                 Shares                  L1,886,400

       M I Streeton                   16 Ordinary             L    5,837          175 Ordinary         5,887               2.58
       31 Blakes Avenue               Shares                                      Shares
       Motspur Park                   1,160 A Shares          L    4,085
       New Malden                     116,000 B
       Surrey KT3 6RJ                 Shares                  L  408,500

       M J Powell                     1,151 Ordinary          L  729,462          NIL                  NIL                 2.58
       25922 Palomita Drive           Shares
       Valencia CA 91355

       G Walker                       883 Ordinary            L  313,970          656 Ordinary         22,132              1.936
       4304 Timberdale                Shares                                      Shares
       Drive
       Moorpark
       CA 93021

                (1)                          (2)               (3)                     (4)                 (5)             (6)
         NAME AND ADDRESS             SHARES SOLD FOR          CASH               SHARES SOLD FOR      GETTY IMAGES        DUE
             OF SELLER                      CASH            CONSIDERATION          GETTY IMAGES       CONSIDERATION     PROPORTION
                                        CONSIDERATION                              CONSIDERATION           SHARES       OF RELEVANT
                                                                                      SHARES                              CLAIMS

       J Nicholls                     294 Ordinary             L104,453                 NIL                NIL            0.644
       Flat 4                         Shares
       10 The Paragon
       Blackheath SE3 0NZ

       J Witts                        294 Ordinary             L104,453                 NIL                NIL            0.644
       19 Groveside Court             Shares
       Lombard Road
       Battersea
       London SW11 3RQ

       Allsport Photographic               NIL                    NIL             13,223 Ordinary        446,017           NIL
       Share Scheme                                                               Shares
       Trustees                       ____________            ___________         ________________      __________     ___________
       Limited                        26,437 Ordinary          L16,529,750        33,739 Ordinary       1,137,916         100
                                      Shares                                      Shares               Consideration
                                      19,140 A Shares                                                    Shares in
                                      1,914,000 B                                                       Getty Images
                                      Shares

                                  SCHEDULE 1B

                             PART 1 - THE COMPANY


1.   Name                      :    Allsport Photographic plc

2.   Registered number         :    1215846

3.   Registered office         :    61 Chandos Place, London WC2N 4HG

4.   Date of incorporation     :    12th June 1975

5.   Authorised share capital  :    L100,000 divided into

                                    80,660 Ordinary Shares, 19,140 A Shares
                                    and 2,000,000 B Shares

6.   Issued share capital      :    60,176 Ordinary Shares, 19,140 A Shares and
                                    1,914,000 B Shares

7.   Loan capital              :    NIL

8.   Directors                 :    David Alexander Cannon
                                    Lee Colin Martin
                                    Adrian Paul Murrell
                                    Stephen Michael Powell
                                    Mavis Irene Streeton
                                    John David Witts
                                    Michael John Powell
                                    Gregory Walker

9.   Secretary                 :    Mavis Irene Streeton

10.  Accounting reference date :    30th November

11.  Auditors                  :    Maidment Penney Quick & Co

12.  Tax district and reference:    Corporation Tax Ref :150 76410 00335
                                    PAYE Office: LP22  Ref: 846/A2568

13.  VAT number                :    603 0750 85

14.  Mortgages and charges     :    1. Mortgage debenture dated 13th February
                                       1976 in favour of National Westminster
                                       Bank Ltd comprising a fixed and floating
                                       charge over undertaking, goodwill and
                                       all property and assets and uncalled
                                       capital securing all monies.

                                    2. Legal mortgage dated 28th June 1985 in
                                       favour of National Westminster Bank PLC
                                       comprising a fixed charge over Unit 3

                                      20


                                       Greenlea Park, London and/or the
                                       proceeds of sale thereof, and floating
                                       charge over moveable plant and machinery securing all monies.

15.  Subsidiaries              :    All-Sport (UK) Limited
                                    Allsport Photography USA Inc.

                                      21


                                  SCHEDULE 1B

                            PART 2 - UK SUBSIDIARY

1.   Name                          :    All-Sport (UK) Limited

2.   Registered number             :    1825389

3.   Registered office             :    61 Chandos Place, London WC2N4HG

4.   Date of incorporation         :    18th June 1984

5.   Authorised share capital      :    L100 divided into 100 Ordinary Shares
                                        of L1 each

6.   Issued share capital          :    100 Ordinary Shares

7.   Loan capital                  :    NIL

8.   Directors                     :    David Alexander Cannon
                                        Lee Colin Martin
                                        Adrian Paul Murrell
                                        Stephen Michael Powell
                                        Mavis Irene Streeton
                                        John David Witts
                                        James Nicholls

9.   Secretary                     :    Mavis Irene Streeton

10.  Accounting reference date     :    30th November

11.  Auditors                      :    Maidment Penney Quick & Co

12.  Tax district and reference    :    Corporation Tax Ref: 150 26410 00489
                                        PAYE Office: LP22  Ref: 846/A2510

13.  VAT number                    :    603 0750 85

14.  Mortgages and charges         :    Mortgage debenture dated 21st June 1985
                                        in favour of National Westminster Bank
                                        PLC comprising a first fixed charge
                                        over property and the proceeds of sale
                                        thereof; and a fixed and floating charge
                                        over undertaking, property, assets,
                                        goodwill and book debts securing all
                                        monies.

15.  Subsidiaries                  :    None

                                      22



                                  SCHEDULE 1B

                         PART 3 - OVERSEAS SUBSIDIARY

1.   Name                          :    Allsport Photography USA Inc.

2.   Place of Incorporation        :    California, USA

3.   Registered number             :    n/a

4.   Registered office             :    17 Sunset Boulevard
                                        3rd Floor
                                        Pacific Palisades
                                        CA 90272
                                        USA

5.   Date of incorporation         :    30th October 1984

6.   Authorised stock              :    1,000 authorised

7.   Issued stock                  :    637.5 "outstanding"

8.   Loan stock                    :    None

9.   Directors                     :    G Walker
                                        M Powell
                                        J Witts

10.  Secretary                     :    E Smith

11.  Accounting reference date     :    31st October

12.  Auditors                           Ann Heidenreich Howley, Certified
                                        Accountant
                                        606 Venice Boulevard
                                        Suite H
                                        Venice
                                        CA 90291
                                        USA

13.  Tax district and reference    :    California - 95-394 9384

14.  VAT number                    :    None

15.  Mortgages and charges         :    See section 5 of Data Room files or
                                        lease at section 22

16.  Subsidiaries                  :    None

                                      23


                                  SCHEDULE 2

                                   TAX DEED


                    DATED                               1998
                    ----------------------------------------


                          STEPHEN MICHAEL POWELL  (1)
                                  AND OTHERS


                                    - AND -


                         GETTY COMMUNICATIONS PLC  (2)
                                      AND
                               GETTY IMAGES INC


                    ----------------------------------------

                             DEED OF TAX COVENANT

                    ----------------------------------------












                                CAMERON MCKENNA
                                  MITRE HOUSE
                             160 ALDERSGATE STREET
                                LONDON EC1A 4DD

                             T +44(0)171 367 3000
                             F +44(0)171 367 2000


                     DRAFT: 50138989.06/13TH JANUARY 1998
                             TLP/SPC/0Z6975.00001

THIS DEED is made the     day of                1998
BETWEEN:-

(1)     THE PERSONS whose respective names and addresses are set out in
        Schedule 1 hereto (together referred to as the "Covenantors"); and

(2) GETTY COMMUNICATIONS PLC a company registered in England and Wales under number 3005770 whose registered office is at 101 Bayham Street London, NW1 0AG ("Getty Communications") and GETTY IMAGES, INC. a Delaware corporation whose principal executive offices are located at 122 South Michigan Avenue, Suite 900, Chicago, Illinois 60603 ("Getty Images") (together the "Buyers" which expression shall include any successors and assigns).

WHEREAS:-

By an Agreement (hereinafter referred to as the "Sale Agreement") dated
                   1998 and made between the Covenantors (1) and the Buyers (2) the Covenantors agreed to sell the whole of the issued share capital of Allsport Photographic Plc to the Buyers and the Covenantors agreed on completion of such sale to enter into this Deed.

THIS DEED WITNESSES as follows:


1.   DEFINITIONS AND INTERPRETATION

     In this Deed:-

1.1 Words and expressions defined in the Sale Agreement have the same meaning except where otherwise provided or unless there is something in the subject matter or context which is inconsistent with them;

1.2  "AUDITORS" means the auditors for the time being of the Company;

1.3 "COMPANY" means each, any or all of the companies whose respective names, registered numbers and registered offices are set out in Schedule 2 as the context shall require;

1.4 "DUE DATE" means the due date for making payment of any sum payable under this Deed as set out in clauses 5.1, 7.2, 9.3 and 10.2;

1.5 "EVENT" means the existence of any state of affairs and any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or either of the Buyers is a party thereto and for the avoidance of doubt includes:

     1.5.1 the execution of the Sale Agreement and completion of the sale of the Shares to the Buyers; and

     1.5.2     the death of any person;

     and references to an Event occurring on or before Completion shall include (a) an Event deemed, pursuant to any Taxation Statute, to occur or which is otherwise treated or regarded as occurring on or before Completion, and (b) a combination of Events where the first or some of which took place on or before Completion and were outside the ordinary course of business of the Company and any related Events which took place after Completion were within the ordinary course of business of the Company;

1.6 "LIABILITY FOR TAXATION" means any liability of the Company to make a payment of or in respect of Taxation whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons and shall also include:

     1.6.1 the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Accounts (or which but for such Relief would have appeared in the Accounts) or where such Relief was treated as an asset of the Company in the Accounts or was taken into account in computing any deferred Tax asset which appears in the Accounts in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief; and

     1.6.2 the Loss of any right to repayment of Taxation (including any repayment supplement) which was treated as an asset in the Accounts of the Company in which case the amount of the Liability for Taxation shall be the amount of the right to repayment and any related repayment supplement;

     1.6.3 the set-off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief or right to repayment of Taxation (including any repayment supplement) which is not available before Completion but arises after Completion in circumstances where, but for such set-off or use, the Company would have had a liability to make a payment of or in respect of Taxation for which the Buyer would have been able to make a claim against the Covenantors under this Deed in which case the amount of the Liability for Taxation shall be the amount of Taxation saved by the Company as a result of such set-off or use

1.7 "LOSS" means any reduction, modification, loss, counteraction, nullification, disallowance or clawback for whatever reason.

1.8 "RELIEF" means any loss, relief, allowance, credit, exemption or set-off in respect of Taxation or any deduction in computing income, profits or gains for the purposes of Taxation.

1.9 "SAVING" means the reduction or elimination of any liability of the Company to make an actual payment of corporation tax in respect of which the Covenantors would not have been liable under clause 2, by the use of any Relief arising as a result of a Liability to Taxation in respect of which the Covenantors have made a payment under clause 2.

1.10 "TAX" or "TAXATION" means

     1.10.1 all forms of taxation including and without any limitation any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person and whether of the UK or any other jurisdiction; and

     1.10.2 any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within 1.10.1 above;

1.11 "TAX CLAIM" means any assessment, self-assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority from which it appears that the Company or either of the Buyers is or may be subject to a Liability for Taxation or other liability in respect of which the Covenantors are or may be liable under this Deed;

1.12 "TAXATION AUTHORITY" means the Inland Revenue, Customs & Excise, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere.

1.13 "TAXATION STATUTE" means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

1.14 headings are for convenience only and shall not affect the construction of this Deed;

1.15 references to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received;

1.16 unless the context otherwise requires the singular shall include the plural and vice versa, the masculine shall include the feminine and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having separate legal personality.

2.   COVENANT

     Subject as hereinafter provided the Covenantors hereby covenant to pay to the Buyers an amount equal to:-

2.1 any Liability for Taxation resulting from or by reference to any Event occurring or to be deemed to have occurred on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

2.2 all costs and expenses reasonably and properly incurred and payable by the Company or either of the Buyers in connection with any action taken to avoid, resist or settle any Tax Claim, Liability for Taxation, or otherwise in successfully taking or defending any action under this Deed.

3.   LIMITATION OF COVENANTORS' LIABILITY

3.1  The covenant given by clause 2 above shall not cover any Liability for
     Taxation:

     3.1.1 to the extent that an allowance, provision or reserve in respect thereof was made in the Accounts or the Management Accounts or to the extent that such matter was taken into account in computing the amount of any such allowance provision or reserve or was specifically referred to in the Accounts or the

               Management Accounts or in the notes to the Accounts or the Management Accounts;

     3.1.2 to the extent that such Liability for Taxation arises from any act or transaction of the Company in the ordinary course of its business since the Accounts Date;

     3.1.3 to the extent that such Liability for Taxation arises or is increased as a result only of any increase in rates of Tax, change in law, published change in practice, any published withdrawal of any extra-statutory concession by a Tax Authority or any published change in accountancy practices or principles announced and coming into force after the date of the Sale Agreement with retrospective effect;

     3.1.4 to the extent recovery has been made by either of the Buyers under the Sale Agreement in respect of the same subject matter;

     3.1.5 to the extent that such Liability for Taxation would not have arisen or occurred but for (or is increased as a result of):

               (a) any voluntary act, event, default, omission, transaction or arrangement after Completion by either of the Buyers, the Company or any other member of the Buyers' Group or any person connected with any of them, otherwise than, in the case of the Company, in the ordinary course of its business as now carried on or pursuant to a pre-Completion obligation; or

               (b) any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after Completion by the Company or the Buyer or any other member of the Buyers' Group, or any person connected with any of them, under or in connection with the provisions of any enactment or regulation relating to Taxation; or

               (c) any failure or omission by any group company to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, under, or in connection with, the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts or the Management Accounts which claim, election, surrender, disclaimer, notice, consent or action, as the case may be, must be capable of being made properly without detriment to the Company;

     3.1.6 to the extent that such Liability for Taxation arises from an act, event, default, omission, transaction or arrangement of the Covenantors or the Company prior to Completion occurring at the written request or direction of, or with the written consent of, either of the Buyers;

     3.1.7 to the extent that that Liability for Taxation arises as a result of any changes after Completion in the bases, methods or policies of accounting of either of the Buyers or the Company except those changes required to bring the bases, methods or policies in line with UK GAAP;

     3.1.8 to the extent that that Liability for Taxation has been made good by insurers or otherwise compensated for without cost to either of the Buyers or the Company;

     3.1.9 to the extent that that Liability for Taxation arises or is increased as a consequence of any failure by either of the Buyers or the Company to comply with any of their respective obligations under clauses 4 (Conduct of Tax Claims) 6 (Mitigation), 11 (Tax Returns), or 12 (Counter Covenant);

     3.1.10 to the extent that that Liability for Taxation is attributable to the Company ceasing to be entitled to the small companies' rate of corporation tax;

     3.1.11 to the extent that that Liability for Taxation would not have arisen but for:

              (a) the payment of any unusual or abnormal dividend by any Company after Completion;

              (b) the change of the date to which any Company makes up its accounts;

              (c) a cessation of, or any change in the nature or conduct of, any trade carried on by the Company, being a cessation or change occurring on or after Completion;

     3.1.12 except in the case of fraudulent conduct, unless written notice of such Liability for Taxation or any Tax Claim which may give rise to such Liability for Taxation specifying in reasonable detail the circumstances giving or which may give rise to such Liability for Taxation and the amount thereof has been served on the Covenantors on or prior to the seventh anniversary of the date of Completion;

3.2 Without limitation, none of the following is regarded for the purposes of clause 3.1.2 or clause 3.1.5 as an act or transaction in the ordinary course of business of either of the Buyers or Company as the case may be:

     3.2.1 an Event giving rise to a liability under Part VIII of the Taxes Management Act 1970 (charges arising on non-residents);

     3.2.2 an Event giving rise to a liability under Part XVII of the Taxes Act (tax avoidance);

     3.2.3 a distribution within the meaning given by Part VI or section 418 of the Taxes Act;

     3.2.4 an acquisition, disposal or supply or deemed acquisition, disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) for a consideration which is treated for Tax purposes as different from the actual consideration;

     3.2.5 an Event which results in the Company being liable for Tax for which it is not primarily liable;

     3.2.6 an Event in respect of which Tax arises as a result of the Company's failure to deduct or account for Tax or pay Tax when due;

     3.2.7 an Event giving rise to a liability within section 419 of the Taxes Act.

3.3 The provisions of paragraph 3 of Schedule 5 of the Sale Agreement shall apply;

3.4 Any payment by the Covenantors under this Deed to either of the Buyers shall reduce by that amount any Relevant Claim by the Buyers under the Sale Agreement (and vice versa), and the Buyers shall at all times procure that there is no duplication of recovery of any claim relating to the same subject matter whether under this Deed or under the Sale Agreement or otherwise.

3.5 For the purposes of this clause 3 only, "Liability for Taxation" shall be deemed to include a liability or loss falling within clause 2.2 above.


4.   DISPUTES AND CONDUCT OF TAX CLAIMS

4.1 If the Buyers or the Company shall become aware of a Tax Claim, the Buyers shall or shall procure that the Company shall within ten days thereafter give written notice thereof to the Covenantors but so that any notice which any one of the Covenantors has in his capacity as a director of the Company for the time being or in any other capacity shall be deemed to be awareness by them for the purpose of this sub-clause.

4.2 The Buyers shall and shall procure that the Company shall take such action as the Covenantors may request by notice in writing given to the Company and either of the Buyers to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (such a Tax Claim where action is so requested being hereinafter referred to as a "Dispute") and such action may include allowing the Covenantors to take on at their own expense the conduct of all or any proceedings arising in connection with the Tax Claim in question.

4.3 If the Covenantors do not request either of the Buyers or the Company to take any action under clause 4.2 of this Deed within a period of 30 days (commencing with the date of the notice given to the Covenantors) or if the Dispute concerns fraudulent conduct of the Covenantors before the date of the Agreement, the Buyers or Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Deed) and shall be free to pay or settle the Tax Claim on such terms as the Buyers or the Company may reasonably consider fit.

4.4 Subject to sub-clause 4.3 above, the conduct of a Dispute shall be carried out upon such terms as may be agreed from time to time between either of the Buyers and the Covenantors PROVIDED THAT, unless either of the Buyers and the Covenantors specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:-

     4.4.1 the Company and either of the Buyers shall be kept fully informed of all matters pertaining to a Dispute and shall be entitled to see copies of all correspondence and notes or other written records of telephone conversations or meetings with any Taxation Authority to the extent that they relate to a Dispute;

     4.4.2 the Covenantors shall be entitled to appoint solicitors or other professional advisers to conduct the Dispute;

     4.4.3 the Covenantors shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which is likely to adversely or materially affect the future liability to Taxation of the Company without the prior approval of either of the Buyers, such approval not to be unreasonably withheld or delayed;

     4.4.4 the Buyers shall not and shall ensure that the Company shall not admit liability in respect of or compromise or settle any Tax Claim without the prior written consent of the Covenantors, such consent not to be unreasonably withheld or delayed;

     4.4.5 the Buyers shall procure that the Company shall make available to the Covenantor such information as the Covenantor may require for determining what action (if any) shall be taken or whether the Covenantors' consent should be given pursuant to clause 4.4.4 above.

4.5  A Covenantor's rights under clauses 4.2 and 4.4 shall cease if that
     Covenantor:

     4.5.1 takes action or other steps are taken or legal proceedings are started for his bankruptcy; or

     4.5.2 makes a general assignment for the benefit of, or a composition with, his creditors.

4.6 The Buyers are not obliged to take action pursuant to clause 4.2 which involves contesting a Tax Claim beyond the first appellate body (excluding the Taxation Authority which has made the Tax Claim) in the jurisdiction concerned, unless the Covenantors have been advised by leading Counsel that such further appeal shall have a reasonable chance of success.


5.   PAYMENT DATE AND INTEREST

5.1 Where the Covenantors are liable to make any payment under clause 2, the Due Date shall be the later of the date falling fourteen days after either of the Buyers has served a notice on the Covenantors demanding that payment and:-

     5.1.1 in a case that involves an actual payment of Taxation by the Company, the date on which the Taxation in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question.

     5.1.2 in any case that involves a Liability for Taxation falling within clause 1.6.1 the last date upon which the Taxation is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief).

     5.1.3 in any case that involves a Liability for Taxation falling within clause 1.6.2 the date upon which the repayment was due from the relevant Taxation Authority.

     5.1.4 in any case that involves a Liability for Taxation falling within clause 1.6.3 the date upon which the Company is required to pay an actual liability to Taxation to the relevant Taxation Authority which would have been saved by the use of any set off or Relief but for the use of that set off or Relief against a Tax Claim under this Deed.

5.2 Any dispute as to the amount specified in any notice served on the Covenantors under clause 5.1.2, 5.1.3 or 5.1.4 shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Covenantors and the Buyer).

5.3 If any sums required to be paid under this Deed are not paid on the Due Date, then, except to the extent that the Covenantors' liability under clause 2 compensates the Buyers for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest at the rate of two per cent per annum over the base rate from time to time of National Westminster Bank Plc or (in the absence thereof) at such similar rate as the Buyers shall select from the day following the Due Date up to and including the day of actual payment of such sums such interest to be compounded quarterly.


6.   MITIGATION

6.1 The Buyers shall, at the direction in writing of the Covenantors, procure that the Company takes all such steps as the Covenantors may require to:

     6.1.1 without prejudice to either Buyer's right to receive payment under this Deed in respect of a Liability for Taxation falling within clause 1.6.1, use in the manner hereinafter mentioned all such Reliefs arising as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion and not as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion as are available to the Company to reduce or eliminate any Liability for Taxation in respect of which the Buyers would have been able to make a claim against the Covenantors or any of them under this deed (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Liability for Taxation to the extent specified by the Covenantors and permitted by law, and to provide to the Covenantors, at the Covenantors' expense, a certificate from the auditors (for the time being) of the Company confirming that all such Reliefs have been so used;

     6.1.2 make all such claims and elections specified by the Covenantors in respect of any accounting period of the Company commencing before Completion as have the effect of reducing or eliminating any such Liability for Taxation as is mentioned in sub-clause 6.1, provided that no such claim or election shall require the Company to use any Relief which arises solely as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion; and

6.2 Nothing in this schedule shall in any way restrict or limit the general obligation of the Buyers to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to a claim against the Covenantors under this Deed.


7.   OVER-PROVISIONS

7.1 If the Auditors shall certify (at the request and expense of the Covenantors) that any provision for Tax in the Accounts or the Management Accounts (excluding any provision for deferred Tax) has proved to be an over-provision, then

     7.1.1 the amount of such over-provision (the "Relevant Amount") shall first be set off against any payment then due from the Covenantors under this Deed or in respect of any Relevant Claim under the Warranties relating to Taxation in the Sale Agreement; and

     7.1.2 to the extent there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Deed or in respect of any Relevant Claim under the Warranties relating to Taxation in the Sale Agreement and not previously refunded under this clause up to the amount of such excess; and

     7.1.3 to the extent that the excess referred to in paragraph 7.1.2 of this sub-clause is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this Deed or in respect of any Relevant Claim under the Warranties relating to Taxation in the Sale Agreement.

7.2 If any refund is payable pursuant to clause 7.1 the Due Date shall be five working days after certification by the Auditors that such a sum is payable.

7.3 Where any such certification as is mentioned in clause 7.1 has been made, the Covenantors or the Buyers or the Company may request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

7.4 If the Auditors certify under clause 7.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clause 7.1 as the Relevant Amount in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of that substitution shall be made as soon as practicable by the Covenantors to the Buyers or (as the case may be) by the Buyers to the Covenantors.


8.   TAXATION OF PAYMENTS

8.1 Any sum payable under this Deed shall be paid free and clear of any right of counterclaim or set-off (save as stipulated in this Deed) and without any deduction or withholding whatsoever, save only as may be required by law.

8.2 If any payment by the Covenantors under this Deed is subject to Taxation, the Covenantors shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Buyers (after taking account of all Taxation) is equal to the amount which they would have received and retained had the payment in question not been subject to any Taxation.

8.3 If any payment by the Buyers under this Deed is subject to Taxation, the Buyers shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Covenantors (after taking account of all Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to any Taxation.

8.4 If the Covenantors make a deduction or withholding required by law from a payment under this Deed, the sum due from the Covenantors shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Buyers receive a sum equal to the sum they would have received had no deduction or withholding been made.

8.5 If the Covenantors pay any additional amount under clause 8.4 and either of the Buyers receives a Tax credit, repayment or other benefit by reason of any deduction or withholding in respect of which the Covenantors have paid an additional amount, the Buyer shall pay to the Covenantors forthwith the amount of such Tax credit, repayment or other benefit.


9.    RECOVERY FROM OTHER PERSONS

9.1 Where a Buyer or the Company is or becomes entitled to recover from some other person not being a Buyer, the Company or any other company within the same group of companies as the Buyers or the Company any amount which is referable to a Liability for Taxation which has resulted in a payment being made by the Covenantors under this Deed, the Buyers shall or procure that the Company shall:

      9.1.1     notify the Covenantors of its entitlement; and

      9.1.2 if required by the Covenantors and at the Covenantors' cost and expense, take or procure that the Company takes all reasonable steps to enforce that recovery.

9.2 If the Buyers or the Company recover any amount referred to in clause 9.1 the Buyers shall account to the Covenantors for any amount recovered (including any related interest or related repayment supplement) less any Taxation suffered in respect of that amount and any costs and expenses reasonably incurred in recovering that amount (save to the extent that that amount has already been made good by the Covenantors under clause 9.1.2), which does not exceed the amount paid by the Covenantors under clause 2 in respect of the Liability for Taxation in question, and to the extent that there is an excess, that excess shall be set off against future payments due from the Covenantors under this Deed.

9.3 The Due Date for payment of any amount recovered under clause 9.2 above shall be five days after the date of recovery of that amount.


10.   SAVINGS

10.1 If (at the Covenantors' request and expense) the Auditors determine that the Company has obtained a Saving, the Buyers will repay to the Covenantors the lesser of:-

      10.1.1 the amount of the Saving (as determined by the Auditors) less any costs incurred by the Company or the Buyers; and

      10.1.2 the amount paid by the Covenantors under clause 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Covenantors under any provision of this Deed or otherwise.

10.2 The Due Date for the repayment of any Saving by the Buyers pursuant to clause 10.1 above will be five days after the date upon which the Auditors notify the Company or the Buyers that a Saving has arisen.

11.   CORPORATION TAX RETURNS

11.1 The Covenantors or their duly authorised agents shall at the Covenantors' cost and expense prepare the corporation tax returns and computations (or any overseas equivalent) of the Company for all accounting periods ended on or prior to the Accounts Date, to the extent that the same shall not have been prepared before Completion, and submit them to the Buyers.

11.2 The Buyers shall procure that, provided they comply with all applicable legal requirements, the returns and computations mentioned in clause 11.1 shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Covenantors shall agree and shall give the Covenantors or their agents all such assistance as may be required (at the Covenantors' cost and expense) to agree those returns and computations with the relevant Tax Authority;

11.3 The Covenantors or their duly authorised agents shall at the Covenantors' cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations (or any overseas equivalent) of the Company for all accounting periods ended on or prior to the Accounts Date provided that the Covenantors shall not without the prior written consent of either of the Buyers (not to be unreasonably withheld or delayed) agree any matter with the relevant Tax Authority;

11.4 The Buyers shall procure that the Company, at the Covenantors' cost and expense, affords such access to its books, accounts and records as is necessary and reasonable to enable the Covenantors or their duly authorised agents to prepare the corporation tax returns and computations (or overseas equivalent) of the Company for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this clause 11.

11.5 The Covenantors shall, at the Buyers' expense provide or ensure the provision to the Buyer of all information and assistance which may reasonably be required to prepare, submit and agree all corporation tax returns (or overseas equivalent) and computations of the Company for all accounting periods ending after the Accounts Date.


12.   COUNTER COVENANT

The Buyers hereby covenants to indemnity and keep indemnified on first written demand the Covenantors from and against:

12.1  any Liability for Taxation or Tax Claim recoverable from the Covenantors;
      and

12.2 all reasonable losses, costs and expenses attributable thereto or arising in connection therewith by reason of the Company failing to meet its primary liability for Taxation when due under section 767A of the Taxes Act (or any similar provision under US law) in respect of corporation tax assessed on the Company.

13.   INFORMATION

13.1 The Covenantors shall, both before and after Completion, give to the Buyers such information known to them relating to each Company and its affairs as the Buyers may reasonably require.

13.2 Neither the Covenantors nor the Buyers shall, at any time, divulge to any person (except in confidence to their professional advisers) any information relating to this Deed or the sale of the Shares without the prior written consent of the other. This provision shall not apply to the disclosure of any information pursuant to legislation or the requirements of any recognised stock exchange.


14.   PRESERVATION OF RECORDS AND INSURANCE

14.1 The Buyers shall and shall procure that each Company will preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Liability to Taxation.

14.2 If at any time after the date of this Deed the Covenantors wish to take out insurance against their liabilities in respect of Relevant Claims, the Purchasers shall provide such information as any prospective insurer may reasonably require before effecting the insurance.


15.   ASSIGNMENT

      This Deed shall be actionable only by the Buyers and no other party shall be entitled to make any claim or take any action whatsoever against the Covenantors under or arising out of or in connection with this Deed except that the Buyers may assign the whole of its rights under or arising out of or in connection with this Deed to any of its group companies or subsidiaries for so long as it remains a group company.


16.   GENERAL

16.1 The Covenantors shall procure the passing of such resolutions, execute such documents and waivers and generally do everything further required by the Buyers effectively to comply with all their obligations under this Deed.

16.2 No delay or omission on the part of the Buyers in exercising any right, remedy, power or privilege hereunder shall operate to impair such right, remedy, power or privilege or be construed as a waiver thereof and no single or partial exercise or non-exercise of any right, remedy, power or privilege shall in any circumstances preclude any further or other exercise thereof or the exercise of any other right, remedy, power or privilege.

16.3 The provisions of this Deed, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

16.4 Save as otherwise specifically provided herein, any variation of this Deed shall be binding only if it is recorded in a deed executed by or on behalf of all the parties hereto.

16.5 Any time, date or period mentioned in this Deed may be extended by mutual agreement between the parties hereto, but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

16.6 Save or otherwise expressly stated herein, each party to this Deed shall pay its own costs, charges and expenses incurred in the preparation, completion and implementation of this Deed and the documents referred to herein and for the avoidance of doubt no expense shall be borne by any group company.

16.7 This Deed may be executed in any number of documents or counterparts each in the like form, all of which taken together shall constitute one and the same document, and any party may execute this Deed by signing any one or more of such documents or counterparts.

16.8 This Deed shall be construed according to and governed by the law of England and each of the parties submits to the non-exclusive jurisdiction of the English courts.


17.   NOTICES

17.1 The respective addresses (and facsimile numbers) for service of notices under this Deed shall be those set out below, provided always that any party may, by written notice to the others, substitute another address in England or facsimile number for the service of notices hereunder:

      Address             Buyers                 Covenantors
      -------             ------                 -----------

      Postal:             101 Bayham Street      The respective addresses
                          London NW1 OAG         set out in Schedule 1

      Facsimile number:   0171 267 6540          N/A

17.2 Notices may be given by being delivered to the notice address of the addressee (in which case the notice shall be deemed to be served at the time of delivery) or by being sent by facsimile (in which case the notice shall be deemed to be served upon transmission) or by being sent by first class post (in which case the notice shall be deemed to be served 24 hours after time of posting).

17.3 In proving service of any notice, it shall be sufficient to prove that delivery was made or that the envelope containing the notice was properly addressed and posted or that the facsimile was transmitted to the correct number, as the case may be.


IN WITNESS of which the parties have executed this document as a deed and delivered it the day and year first above written



The Schedules begin on the next page.

                                  SCHEDULE 1
                                THE COVENANTORS

S M Powell
c/o Allsport Photography USA Inc

A P Murrell
The Cottage
1 Copse Hill
Wimbledon SW19 0MA

D A Cannon
4 Ashurst Cottages
West Hoathly
Nr East Grinstead
W Sussex RH19 4BJ

L C Martin
142 Knightwood Crescent
New Malden
Surrey KT3 5JW

M I Streeton
31 Blakes Avenue
Molspur Park
New Malden
Surrey KT3 6RJ

M J Powell
25922 Palomita Drive
Valencia CA 91355

G Walker
4304 Timberdale Drive
Moorpark
CA 932021

J Nicholls
Flat 4
10 The Paragon
Blackheath SE3 0NZ

J Witts
19 Groveside Court
Lombard Road
Battersea
London SW11 3RQ

                                  SCHEDULE 2
                                 THE COMPANIES


Name                           Registered Number    Registered Office
----                           -----------------    -----------------

Allsport Photographic Plc           1215846         61 Chandos Place
                                                    London WC2H 4HG

All-Sport (UK) Limited              1825389         61 Chandos Place
                                                    London WC2H 4HG

Allsport Photography USA Inc.       N/A             17 Sunset Blvd
                                                    3rd Floor
                                                    Pacific Palisades
                                                    CA 90272
                                                    USA


Signatures to this Deed begin on the next page.

Signed as a deed                            )
by ADRIAN PAUL MURRELL                      )
for himself and as attorney for each of     )
STEPHEN MICHAEL POWELL                      )
DAVID ALEXANDER CANNON                      )
LEE MARTIN                                  )
MAVIS IRENE STREETON                        )
MICHAEL POWELL                              )
GREGORY WALKER                              )
JOHN WITTS and                              )
JAMES NICHOLLS                              )
in the presence of:                         )








Signed as a deed by GETTY                   )    _________________________
COMMUNICATIONS PLC acting by                )    Director
                                            )
                                            )    _________________________
                                            )    Director/Secretary





Signed as a deed by GETTY IMAGES, INC.      )    _________________________
acting by                                   )    Director
                                            )
                                            )    _________________________
                                            )    Director

                                  SCHEDULE 3

                              GENERAL WARRANTIES

                                    PART A


I.   INFORMATION

1.1  The information set out in schedule 1 is true and accurate in all respects.

1.2 The information comprised in the documents in the Schedule of Disclosure Documents and in the Disclosure Letter is true, complete and accurate in all material respects and the Sellers are not aware of any factors which have not been disclosed to the Buyers which would make any such information misleading in any material respect. and the Sellers have not deliberately withheld any information about any group company's business with the intention of inducing the Buyers to acquire the Shares.


2.   SHARE CAPITAL

2.1 Without prejudice to the provisions of clauses 2.1 and 2.2 of this agreement, each of the Sellers is the beneficial and legal owner and registered holder of the Shares set out opposite the name of such Seller in column (2) of schedule 1A and has full right, power and title to sell such Shares free from all Encumbrances to the Buyers.

2.2 The Shares comprise the whole of the allotted and issued share capital of the Company and all of them have been properly allotted and are fully paid up or credited as fully paid up.

2.3 There is no outstanding right to call for the issue of any share or loan capital of the Company and no further share or loan capital of the Company will before Completion be created or issued or agreed to be issued.

2.4 All dividends declared or otherwise due in respect of the Shares have been paid.

2.5 Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of a group company (including, without limitation, an option or right of pre-emption or conversion).


3.   ACCOUNTS

3.1 The Accounts have been properly audited, have been prepared and presented in accordance with accounting practice and policies generally accepted in the United Kingdom and subject thereto are consistent with the practice and policies adopted by the Company during the three accounting periods ended on the Accounts Date, comply with the requirements of the Companies Act 1985 and give a true and fair view of the financial position, assets, liabilities, and of the profits and losses of the Company at the Accounts Date.

3.2 The Management Accounts have been properly prepared in accordance with accounting practice and policies consistent with the Accounts and, together with the other accounting records of the Company and its subsidiaries, comply with the relevant provisions of section 221 Companies Act 1985 and do not materially misrepresent the assets, liabilities, profits and losses of the Company as at 30 November 1997 (the "Management Accounts Date").


4.   DEBTS

4.1 So far as the Sellers are aware, having made no enquiry of any debtor, all debts due to the Company at Completion will be good and collectable in full in the ordinary course of business.

4.2 No part of any debt or other amount shown or reflected in the Accounts or the Management Accounts as being due to the Company has been written off, written down, waived or released for an amount less than the book value thereof for the purposes of the Accounts or the Management Accounts.

4.3 All debt collection procedures have been observed in the ordinary course since the Accounts Date and no acceleration or changes have been made to the Company's normal practice in that regard since the Accounts Date


5.   LIABILITY TO THE SELLERS ETC

5.1 The Company has no trading or business relationship with or (apart from remuneration at the rates disclosed to the Buyers) liability to:

     5.1.1     any of the Sellers;

     5.1.2     any of their associates;

     5.1.3 any company of which 3 per cent or more of the equity share capital is owned or controlled directly or indirectly by the Sellers or their associates; or

     5.1.4     any officers of the Company.

5.2 Neither the Sellers nor their associates nor any of them has any interest in any other firm, business or company which has or within the last two years has had a material or close trading relationship with or is in competition with the Company.


6.   INSOLVENCY

6.1 No order has been made nor has any resolution been passed for the winding up of the Company and nor so far as the Sellers are aware is there outstanding any petition for the administration or the winding up of the Company or any receivership of the whole or any part of the undertaking or assets of the Company.

6.2 So far as the Sellers are aware, there are no circumstances which would entitle any person to present a petition for the administration or the winding up of the Company or to appoint a receiver or administrator of the whole or any part of its undertaking or assets.

6.3  The Company is not insolvent or unable to pay its debts as defined by section 123 Insolvency Act 1986 and has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors.

7.   LIBRARY PHOTOGRAPHS

7.1 The Library Photographs are legally and beneficially owned by the Company free from any Encumbrance.

7.2  The Intellectual Property in the Library Photographs is either:

     7.2.1     legally and beneficially owned by the Company; or

     7.2.2. the subject of an irrevocable worldwide licence in favour of the Company and in either case is free of any Encumbrance.

7.3 The Company is entitled to exploit, use, reproduce and licence the use and reproduction of the Library Photographs in any format or on any medium without limitation or any obligation (legal or moral) to make any royalty or other like payment to any person in respect of such use, reproduction or licence and free of any moral rights (other than the identification of the identity of the relevant photographer).

7.4 The Company has received no notification of any breach of copyright or other claim relating to its use, reproduction or licensing of any Library Photograph.

7.5 So far as the Warrantors are aware, the Company has, prior to any exploitation, use, reproduction or licence of Library Photographs contained in the Allsport Concepts catalogue obtained in writing either
     (i) all such model releases and/or other third party consents or authorisations whatsoever as were necessary or desirable or (ii) a warranty from all those third parties to whom it made any such Library Photograph available that those third parties would obtain in writing all such model releases and/or other third party consents or authorisations before exploiting, using, reproducing or licensing the relevant Library Photograph.


8.   CONFIDENTIALITY

8.1 Neither the Sellers nor a group company has at any time disclosed or permitted to be disclosed or agreed to disclose Confidential Information to any person, other than to a potential buyer of the Shares on terms no less onerous than the terms of the confidentiality letter between Getty Communications and the Sellers dated 23rd June 1997 (in agreed form).

8.2 The Disclosure Letter contains details of all disclosures of Confidential Information made to a potential buyer of the Shares which were not also made to the Buyers before execution of this agreement.


9.   SUBSIDIARIES

9.1  The companies of which details are set out in part 2 and part 3 of schedule 1B comprise all the subsidiaries of the Company, and the Company does not own any shares, loan capital or other securities either legally or beneficially in any other company or body corporate. The Company owns all outstanding shares in each subsidiary free and clear of encumbrances and each subsidiary has been duly incorporated and is validly existing and, in the case of Allsport Photography (USA) Inc. is of good standing.

9.2 The above warranties (other than warranties 2.1 and 3.2) shall apply to each subsidiary of the Company as if each reference to the Company was a reference to each such subsidiary and references to the balance sheet, profit and loss account and Accounts and Management Accounts shall respectively be deemed to be references:

     9.2.1. in the case of All-Sport (UK) Limited, to the balance sheet at the Accounts Date and Management Accounts, to the profit and loss account for the year ended on the Accounts Date and the Management Accounts Date, and to the accounts as at the Accounts Date and the Management Accounts Date of that company; and

     9.2.2 in the case of Allsport Photography (USA) Inc, to the balance sheet at, the profit and loss account for the year ended on and the accounts as at 31st October 1996 of that company.

9.3 As regards the Overseas Subsidiary references to UK legislative provisions shall be construed as references to the equivalent or similar legislative provisions (if any) existing in the jurisdiction of incorporation of the Overseas Subsidiary.

                                  SCHEDULE 3

                              GENERAL WARRANTIES

                                    PART B

So far as the Sellers are aware:


1.   STOCK AND FIXED ASSETS

1.1 Any obsolete, slow moving, excessive, defective or unsaleable Stock included in the Accounts has been written down appropriately and the value attributed to each item of that and the remaining Stock for the purposes of the Accounts did not exceed the lowest of cost, net realisable value or replacement cost at the Accounts Date.

1.2 The Stock of the Company at the Accounts Date and acquired subsequently will at Completion (to the extent that it has not then been sold by the Company in the ordinary course of normal trading) be in good condition and capable of being sold profitably by the Company.

1.3 The value attributed in the Accounts to each of the fixed assets of the Company did not exceed the market value of such asset at the Accounts Date.


2.   EVENTS SINCE ACCOUNTS DATE

2.1  Since the Accounts Date the Company:

     2.1.1 has carried on its business as a going concern in the ordinary course and has not departed from the ordinary course of its normal trading;

     2.1.2 has not incurred any liability other than in the ordinary course of its business;

     2.1.3 subject to any item of capital expenditure identified in the Management Accounts has not made, or agreed to make any item of capital expenditure exceeding L50,000 (or its equivalent at the time) or entered into any long term, substantial or unusual obligations, commitments or transactions including (without limitation) any capital or forward commitment involving in any such case more than L50,000 (or its equivalent at the time);

     2.1.4 has not made (or agreed to make) any change in the basis or amount of the emoluments of or benefits for its directors or any of its employees;

     2.1.5 has not agreed any general increase in wages or wage rates;

     2.1.6 has not paid, declared or made (or agreed to do so) any dividend or other distribution (within the meaning of sections 187, 209 to 211, 254 and 418 Taxes Act);

     2.1.7 has not acquired or set up (or agreed to do so) any new business, branch or subsidiary;

     2.1.8 has not borrowed or lent any money and has not increased any secured liability;

     2.1.9 has paid creditors in the ordinary course of its business and has not deferred any payment outside its normal practices; and

     2.1.10 has not created, allotted, acquired issued, redeemed or repaid or agreed to create, allot, acquire issue, redeem or repay, any share or loan capital.

2.2 The Company has not since the Accounts Date acquired or agreed to acquire, any asset (including without limitation trading stock) or received a service or business facility of any kind for a consideration higher than the market value at the time of acquisition or receipt and the Company has not since the Accounts Date disposed of or agreed to dispose of any asset or supplied a service or business facility of any kind for a consideration lower than the market value at the time of disposal or supply.

2.3 Since the Accounts Date no part of the Company's business has been materially affected by the loss of any customer, or of any source of supply, or by the cancellation or loss of any order or contract and the Sellers are not aware of any material fact which will have a material and adverse effect on the Company's business.

3.   ASSETS OF THE COMPANY

3.1 Each asset (including all vehicles, plant, machinery, equipment and Stock) needed for the proper conduct of the Company's business is and will at Completion be in good repair and working order, fair wear and tear expected and is capable of being used efficiently in the Company's business.

3.2 Each asset (other than the Library Photographs) of the Company is legally and beneficially owned by the Company free from any encumbrance and is in the possession or under the control of the Company and none of the assets has been subject to sequestration, confiscation, impounding, seizure, lien (other than a lien arising by operation of law), distraint or similar control or constraint.

3.3 None of the assets which is reflected in the Accounts has been depleted in consequence directly or indirectly of fraud, theft or dishonesty on the part of any person; and no event or circumstance has occurred as a result of which the Company has suffered or incurred or will before Completion suffer or incur any loss or liability in consequence directly or indirectly of fraud, theft or dishonesty on the part of any person.

3.4 No asset in the actual, reputed or apparent possession or ownership of the Company, or which is reflected in the Accounts, was or is being acquired on terms that title or any security or other interest therein was reserved to any other party, or was or is being acquired under any bill of sale, hire or hire purchase agreement, conditional sale, credit sale, deferred payment or similar agreement, and each such asset is (save to the extent that it may has been profitably sold in the ordinary course of the Company's normal trading) in the beneficial ownership and sole possession and control of the Company.

4.   EMPLOYMENT MATTERS

4.1 No director or employee of the Company is serving the Company on terms which either expressly or impliedly preclude the Company from lawfully terminating his employment on not more than three months' notice without compensation (other than statutory compensation).

4.2 The Company has at all times and in all material respects duly complied with all statutory and other legal obligations and requirements in respect of its employees and former employees.

4.3 The Company has not and is not proposing to introduce a share incentive, share option, profit sharing, bonus, commission or other incentive scheme for any of its directors, other officers or employees.

4.4 The Company has no obligation (whether legal or moral) to make any contributions or payments in connection with any pension, superannuation, assurance, death or disability scheme or arrangement, or to pay redundancy, gratuities or compensation for loss of office to or in respect of any ex-directors or ex-employees of the Company or others or their dependants and no such obligation has arisen in respect of the present directors or employees of the Company or their dependants.

4.5 The Company is not involved in any dispute with any employee or former employee nor has it incurred a liability for breach or termination of an employment contract which remains unsatisfied or which was satisfied after the Accounts Date.

4.6 No trades unions are recognised by the Company for any purpose and the Company is not a party to any collective or other group wage bargaining arrangements.

4.7  The Disclosure Letter contains details of:

     4.7.1 the total number of the Company's employees including those who are on maternity leave or absent because of disability or other long term leave of absence, and have or may have a right of return to work with a group company;

     4.7.2 the name, date of start of employment, period of continuous employment, salary and other benefits, job title and age of each employee of the Company and, where an employee has been continuously absent for more than one month, the reason for the absence;

     4.7.3 the terms of the contract of each director, other officer and employee of the Company entitled to remuneration at an annual rate, or an average rate over the last three financial years, of more than L30,000; and

     4.7.4 the material terms of each consultancy agreement with the Company.

4.8 The basis of the remuneration payable to the Company's directors, other officers and employees is the same as that in force at the Accounts Date. The Company is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its directors other officers and employees by more than five per cent. or to increase the rate of remuneration of a director, other officer or employee entitled to annual remuneration of more than L30,000.

4.9 Within the period of two years ending on the date of this agreement the Company has not:

     4.9.1 given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Part IV of that Act; or

     4.9.2 been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.


5.   RESTRICTIONS ON BUSINESS

5.1 Full details of all permits, authorities, licences and consents (whether granted by public or private authority) necessary or used to carry on the business of the Company in the manner and in the places in which its business is now carried on have been disclosed to the Buyers and each permit, authority, licence and consent is in force and unconditional or subject only to a condition that has been satisfied (and nothing more remains to be done under the condition). No expenditure or work is or will be necessary to comply with, maintain or obtain a permit, authority, licence or consent and there are no circumstances which might lead to the suspension, alteration revocation, variation or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which or the manner in which the Company may carry on its business. No permit, authority, licence or consent and no condition to which any permit, authority, licence or consent is subject to is personal to any Seller.

5.2 No permit, authority, licence or consent will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this agreement or a related document

5.3 Without prejudice to clause 10.1, the Company has not given or entered into any restrictive or similar covenants which prevent or might reasonably be expected to prevent the Company from carrying on any particular type of business or from manufacturing or supplying any particular type of goods or services, or which restrict or could restrict the manner in which the Company could do so.


6.   PENSIONS

6.1 The Disclosure Letter contains a statement of the basis on which the Company has undertaken to contribute to any personal pension scheme approved or provisionally approved for the purposes of Chapter IV of
     Part XIV of the Taxes Act and the rate and amount of the contributions in respect of each director or employee of the Company who is a member of a personal pension scheme made in the three year period ending on the date of this agreement.

6.2 No assurance, promise or guarantee (oral or written) has been made or given to a director or employee of the Company who is a member of a personal pension scheme of a particular level or amount of benefit to be provided for in respect of him under the personal pension scheme on retirement, death or leaving employment. The Company may terminate an obligation it may have to contribute to a personal pension scheme without incurring a liability to a director or employee who is a member of the personal pension scheme under an agreement or arrangement with the member.

6.3  No contribution due to a personal pension scheme by the Company is unpaid.

6.4 The Company has no liability to make any payment to the Allsport (UK) Limited Retirement Schemes XL Group and XL Plus and no payment for the purposes of section 144 of the Pension Schemes Act 1993 or section 75 of the Pensions Act 1995 has been triggered in respect of such scheme.

6.5 The Sellers have supplied the Buyers with copies of all agreements, deeds, declarations, insurance contracts and other relevant documents creating, governing or otherwise relating to the US Plan including a form 5500.
     The Internal Revenue Service determination letter with respect to the US Plan is currently pending however the Company is using all reasonable efforts to procure such an Internal Revenue Service determination letter. The Sellers have supplied the Buyers with a list of members of the US Plan.

6.6 The US Plan and the documents referred to in paragraph 6.5 above are in compliance and have since the date of commencement of the US Plan been in compliance both as to form and in operation, with their terms and with all applicable laws, regulations and other relevant requirements of a competent governmental body or regulatory authority. In particular, but without limitation, the Sellers are not aware of any failure to comply with any applicable law, regulation or requirement, or any other circumstance, which would or might result in the loss of tax approval or qualification of the US Plan.

6.7 The Company does not have any outstanding liability (including, without limitation, liability for unpaid benefits, contributions or insurance premiums) with respect to the US Plan.

6.8 The Company would not have any further liability either to the US Plan or to the employees of that group company if it terminated the US Plan and ceased to make contributions to the U.S. Plan at Completion excluding any obligations the Company had previously made to fund the US Plan.

6.9 Neither the Company, nor the US Plan, nor any officer of the Company or of the US Plan is a party to any litigation relating to the US Plan. There are no pending or threatened claims, investigations, audits, lawsuits or arbitrations which have been or may be asserted or instituted against the Company, the U.S. Plan or any officer of the Company or of the US Plan or the assets of the US Plan.

6.10 The Company does not maintain, sponsor or make contributions to any "employee pension benefit plan" as defined in Section 3(2) Employment Retirement Income Security Act of 1974, as amended, other than the US Plan and the Company has no obligations or liabilities, contingent or otherwise, with respect to any other employee pension benefit plan.


7.   LITIGATION

7.1 The Company is not engaged in any legal proceedings (including litigation, arbitration, prosecution or any hearing before any tribunal or official body), no such proceedings are pending or threatened, and there are no facts considered likely to give rise to such proceedings.

7.2 There is no judgment or order of any court, tribunal or official body against the Company which has not been fully satisfied or discharged.


8.   APPLICABLE LEGISLATION

8.1 The Company, its officers and employees (in connection with its affairs) have complied in all material respects with the Companies Act 1985, and all applicable Taxation legislation (including sections 765, 766 and 767
     Taxes Act) and equivalent applicable legislation in each other jurisdiction in which the Company carries on business.

9.   COMPANY BOOKS OF ACCOUNT, RECORDS AND DOCUMENTS

9.1 The Company has kept duly and properly made up all requisite books of account (properly recording or reflecting, where appropriate in accordance with accounting practice and policies generally accepted in the United Kingdom, all assets, liabilities, financial transactions and contracts of the Company), minute books, registers and records which are legally required to be kept and these and all other documents (properly stamped where necessary) belonging to or which ought to be in the possession of the Company are in the possession of the Company.

9.2 All documents requiring to be filed with the Registrar of Companies by the Company have been properly made up and filed.

9.3 The register of members of the Company is correct, there has been no notice of any proceedings to rectify the register and there are no circumstances which might lead to any application for rectification of the register.


10.  INSURANCES

     Accurate details of the policies of insurance taken out by the Company are set out in the Disclosure Letter, such policies are in full force and effect, the premises thereon are paid up to date and there are no circumstances which are likely to lead to any such insurance being vitiated or the premium being abnormally increased.


11.  COMPANY AGREEMENTS

11.1 The Company is not a party to any agency, distributorship, marketing, purchasing, service, licensing or other agreement which cannot be terminated by the Company on less than six months' notice without payment of compensation, or to any agreement or arrangement which is liable to be terminated or varied by another party, or the terms of which would be affected, on a change in the management or control of the Company.

11.2 No agreement or other transaction to which the Company is a party is or may be unenforceable, invalid, avoidable, rescindable or repudiable for any reason and the Company has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction.


12.  CONDUCT OF BUSINESS

12.1 The Company has not carried on business under nor has it used on its letterhead, advertising or documents any name other than its own full corporate name, and such use does not infringe any proprietary right or interest of any other person or render the Company liable to pay any royalty or similar sum.

12.2 No event has occurred which constitutes or which may with the passage of time or the giving of notice constitute a breach of, or an act or event of default under, any debenture, trust deed or other deed or agreement in relation to borrowed moneys to which the Company is a party or by which it is bound.

12.3 The Company is not and will not at Completion be:

     12.3.1 the holder of any shares or securities of or interest in any corporation incorporated without limited liability or in which liability is not limited; or

     12.3.2 the owner of any branch or permanent establishment (as defined in the relevant double taxation agreement or treaty) outside the United Kingdom.

12.4 In carrying on its business the Company does not use, nor are any of its records, controls, data, information or systems stored, recorded, maintained, operated or in any other manner dependent (directly or indirectly) upon, any computer hardware or software or any other electronic, mechanical or photographic equipment, process, system or service (whether computerised or not) which is not in the exclusive ownership and possession (free of any licence or royalty obligations) and under the direct control of the Company.


13.  ENVIRONMENTAL MATTERS

13.1 The business of the Company has been carried on in all material respects in compliance with all relevant Environmental Laws (as defined in paragraph
     13.2 below).

13.2 The Company has received no written notification from any applicable authority of any breach by the Company of any existing UK, US or European Community legislation, including directives and regulations, relating to environmental and health and safety matters ("Environmental Laws") with respect to:

     13.3.1 the storage, control, disposal, consignment, transportation, packaging and labelling of dangerous, hazardous or toxic substances or materials;

     13.2.2 civil and criminal liability for damage caused by pollution of any description, including waste and any such substances or materials as are referred to in sub-clause 13.2.1;

     13.2.3 contaminated land;

     13.2.4 discharges on or into land, ground water, surface water, streams, rivers, sewers and drains;

     13.2.5 atmospheric emissions;

     13.2.6 noise and noise pollution; and

     13.2.7 nuisance.


14.  LOANS, CHARGES AND GUARANTEES

14.1 No loans have been made by the Company in breach of the Consumer Credit Act 1974 and all charges created at any time before Completion by the Company have if and to the extent so required been duly registered under sections 395 to 400 (inclusive) Companies Act 1985.

14.2 No overdraft or other financial facilities available to or drawn by the Company are secured by, or dependent on, any guarantee or security provided by any Seller or any other third party, nor is there anything known or which would on reasonable enquiry be known to the Company, its officers or the Sellers which would suggest that any financial facility available to the Company may be withdrawn, or its terms adversely affected, whether as a result of Completion of this agreement or otherwise.

14.3 The Company has adequate working capital for its present business operations, and the Sellers have fully disclosed to the Buyers all current deposit and other bank accounts and facilities held or operated by the Company.

14.4 The Company has no loan capital or debenture or have any encumbrance over any of its assets.


15.  UNUSUAL OBLIGATIONS

15.1 The Company is not a party to and is not liable under a long term, onerous or unusual agreement, arrangement or obligation, including without limitation:

     15.1.1 an agreement, arrangement or obligation entered into other than in the usual course of its business;

     15.1.2 an agreement, arrangement or obligation entered into other than by way of a bargain at arms-length;

     15.1.3 an agreement or arrangement to restrict to a material extent the Company's freedom to operate the whole or part of its business or to use or exploit any of its assets in any part of the world as it decides;

     15.1.4 a sale or purchase, option or similar agreement, arrangement or obligation affecting an asset owned, occupied, possessed or used by the Company or by which the Company is bound; or

     15.1.5 an agreement, arrangement or obligation which the Company cannot comply with on time or without undue or unusual expenditure of money or effort;

15.2 The Company is not a party to and is not liable under:

     15.2.1 an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association);

     15.2.2 a distributorship, agency, franchise or management agreement or arrangement; or

     15.2.3 an agreement or arrangement:

            (a) particulars of which have been furnished the Director General of Fair Trading under the Restrictive Trade Practices Act 1976 and 1977;

            (b) which has been notified to the Commission of the European
                Communities or EFTA Surveillance Authority for an exemption under article 85(3) of the Treaty of Rome or Article 53(3) of the Agreement on the European Economic Area;

            (c) for which an application has been made to the Commission of the
                 European Communities or EFTA Surveillance Authority for a negative clearance under article 85 or 86 of the Treaty of Rome or

                 Article 53 or 54 of the Agreement on the European Economic Area; or

            (d)  which is prohibited by a competition law in any jurisdiction.

15.3 The Company has and will at Completion have no liability (present or future or ascertained or contingent) under:

     15.3.1 any guarantee, surety, indemnity, bond or similar obligation;

     15.3.2 any agreement for the hire, rent, hire purchase or purchase on deferred terms of any asset; or

     15.3.3 any warranty or representation, except a warranty or representation implied by law in respect of a transaction entered into by the Company in the ordinary course of its trading.


16.  BROKERAGE

     The Company has no fees or to make any brokerage, commission or other payment in connection with the sale of the Shares.


17.  INTELLECTUAL PROPERTY

17.1 The Company's Intellectual Property:

     17.1.1 is exclusively and absolutely vested in, beneficially owned by or validly licenced or granted to, the Company free from any Encumbrance; and

     17.1.2 insofar as capable of registration or similar or equivalent protection by the Company, is registered or so protected in the name of the Company, free from any Encumbrance and all steps required for its maintenance and protection have been taken; and

     17.1.3 comprises all the Intellectual Property required by the Company to carry on the Business as now constituted, or required for or in connection with the use, application or supply of the products and services currently produced or supplied by the Company and any group company; and

     17.1.4 is fully valid, in force and enforceable.

17.2 No right or licence has been granted to any person to use in any manner or to do anything which would or might otherwise infringe any of the Company's Intellectual Property and no act has been done or omitted to be done, which will result in any of the Company's Intellectual Property ceasing to be valid, in force and enforceable. All fees which have prior to Completion become due in respect of the registration, protection and/or maintenance of the Company's Intellectual Property have been paid.

17.3 The Company does not in carrying on its business infringe any Intellectual Property rights; and no claim against the Company in respect of any infringement of any Intellectual Property or which challenges the validity or the Company's ownership of or exclusive right to use, exploit, disclose or derive benefit from any Intellectual Property has been made or threatened.

17.4 The Company is not a party to any secrecy, confidentiality or other agreement which may restrict its use or disclosure of any Know-How.

17.5 No disclosure has been made to any third party of any Know-How of the Company save as is necessary in the ordinary course of its normal trading and subject to valid obligations upon the third party not to use or disclose the same.

17.6 There is no continuing infringement of any of the Company's Intellectual Property.

17.7 The Company does not use, or otherwise carry on its business under, any name other than its corporate name.

17.8 Full details of all licences and consents granted by any third party to the Company for or in relation to any Company Intellectual Property have been disclosed to the Buyers in the Disclosure Letter and the Disclosure Documents and there are no circumstances which might reasonably be expected to lead to the termination, withdrawal or cancellation of any such licence or consent.

17.9 The Intellectual Property in any computer or telecommunications software used by the Company is either:

     17.9.1 legally and beneficially owned by the Company; or

     17.9.2 the subject of a licence granted to the Company the terms of which have been disclosed to the Buyers.


18.  TAXATION

18.1 The Company has paid all Taxation that has become due and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation.

18.2 The Company has punctually made all such returns, given all such notices, provided all such information and maintained all such records in relation to Taxation as are required to be made or provided or maintained by the Company.

18.3 The Company has duly complied with its obligations in relation to Pay As You Earn and earnings-related contributions and its reporting obligations to the Inland Revenue in connection with any benefits provided to employees and directors of the Company.

18.4 The Company is duly registered in accordance with VATA and has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes thereof and is not in arrears with any payment or returns due thereunder and has not been required by HM Customs & Excise to give security under paragraph 4 of schedule 11 VATA.

18.5 The Company has never been a member of a group for the purposes of section 43 VATA.

18.6 The Company has not been in default in respect of any accounting period for the purposes of section 59 VATA.

18.7 All value added tax payable upon the importation of goods and all excise duties payable in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

18.8 No liability to Taxation will arise on the disposal by the Company of any asset acquired since the Accounts Date but prior to Completion for a consideration equal to the consideration actually given for the acquisition.

18.9 Since the Accounts Date the Company has not entered into or been a party to any transaction, otherwise than in the ordinary course of business, which will or may give rise to a liability to Taxation.

18.10 Full particulars of each claim under sections 152 to 154 TCGA made prior to the date hereof which affects any asset owned by the Company on or after the Accounts Date are set out in the Disclosure Letter.

18.11 The Company has not made any repayment of share capital to which section 210 Taxes Act applies or issued any share capital as paid up otherwise than by the receipt of new consideration within the meaning of part IV Taxes Act.

18.12 The Company is not liable to make any payment of interest or any annual payment for which no relief will be received by reason of section 125 Taxes Act or section 787 Taxes Act or by reason of it being a distribution.

18.13 The Company has made all deductions in respect, or on account, of any Taxation from any payments which it is required or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

18.14 The Company has not without prior consent caused, permitted or entered into any of the transactions specified in section 765 Taxes Act.

18.15 The Company does not hold any shares as trading stock.

18.16 Except as provided in the Accounts, no event, transaction, act or omission has occurred which would result in the Company becoming liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person, firm or company other than the Company.

18.17 The Company has not incurred any expense to which the provisions of section 418 Taxes Act would apply and does not have outstanding any loan to which the provisions of sections 419-420 Taxes Act would apply.

18.18 There is no unsatisfied liability to inheritance tax attached or attributable to the assets of the Company or the shares of the Company and neither the assets nor the shares are subject to an Inland Revenue charge as mentioned in section 237 IHTA.

18.19 No person has the power under section 212 IHTA to raise any inheritance tax by sale or mortgage of or by a terminable charge on any of the Company's assets.

18.20 All documents which are required to be stamped and are in the possession of the Company or by virtue of which the Company has any right have been duly stamped.

18.21 The Company has not incurred a liability to stamp duty reserve tax since the Accounts Date.

18.22 The Company is not and does not expect to be involved in a dispute in relation to Taxation. No Taxation Authority has investigated or indicated that it intends to investigate the Company's Taxation affairs.

18.23 The Company has sufficient records to determine the Tax consequences which would arise on a disposal or on the realisation of each asset owned by it at the Accounts Date, or acquired since the Accounts Date but before Completion.

18.24 On disposal of an asset of the Company for a consideration equal to the value attributed to the asset in the Accounts, no liability to corporation tax in respect of a chargeable gain will arise
      (disregarding a statutory right to claim an allowance or relief).

18.25 In preparing the Accounts the value used for each asset or class of assets in respect of which a separate computation for capital allowances is required (whether as a result of an election or otherwise) is such that, on a disposal of that asset or all the assets in that class for a consideration equal to the value used (and disregarding a statutory right to claim an allowance or relief), no balancing charge would be made.

18.26 The Company owns no asset which is a capital item, the input tax on which may be subject to adjustment in accordance with Part XV of the Value Added Taxation Regulations 1995 (capital goods scheme).

18.27 The Company has not elected to waive exemption under paragraph 2 of
      Schedule 10 to the VATA in relation to any land except as disclosed in the Disclosure Letter. Each election of that type disclosed in the Disclosure Letter has effect.

18.28 The Company is not and has not agreed to become an agent, manager or factor for the purposes of section 47 of the VATA (agents etc.) of a person not resident in the United Kingdom.

18.29 The Disclosure Letter contains details of each asset owned at the date of this Agreement by the Company in relation to which a charge to Taxation might arise under section 179 of the TCGA (company ceasing to be member of a group) as a result of an intra-group transfer of assets having taken place at any time prior to the date of this Agreement.

18.30 A valid group income election is in force between Allsport Photographic Plc and All-Sport (UK) Limited under section 248 of the Taxes Act (dividends etc paid by one member of a group to another).

19.   PROPERTY

19.1 The Properties are the only land and buildings owned or occupied by the Company.

19.2  The Company has good title to each of the Properties.

19.3 There is no exception, reservation, right or covenant contained in any document of title to any of the Properties which materially and adversely affects the use of the relevant Property for the purposes for which it is now used and is material in the context of the business and activities of the Company.

19.4 There is no outstanding dispute, written notice or complaint which materially and adversely affects the use of any of the Properties for the purpose for which it is now used and is material in the context of the business and activities of the Company.

19.5 There is no person in possession or occupation of, or who has or claims a right or interest of any kind in the Properties adversely to the Company's interest. The Company is entitled to and has exclusive vacant possession of the Properties.

19.6 The Company has performed or complied with each permit, obligation, condition, restriction, agreement (including, without limitation, the term of any lease) and legal and administrative requirement affecting the Properties, their ownership, occupation, possession or existing use.

19.7 The Sellers are not aware of a material deficiency which requires correction in the state or condition of any building or other structure on or forming part of the Properties.

19.8 Except in relation to the Properties, no Group Company has a liability (actual or contingent) arising out of a conveyance, transfer, lease, tenancy, licence, agreement or other document relating to land, premises or an interest in land or premises.

20.   SUBSIDIARIES

20.1 The above warranties shall apply to each subsidiary of the Company provided that the warranties contained in paragraphs 6.5 to 6.10 shall apply only to the Overseas Subsidiary and the warranties contained in paragraphs 6.1 to 6.4 shall not apply to the Overseas Subsidiary as if each reference to the Company was a reference to each such subsidiary and references to the balance sheet, profit and loss account and Accounts shall respectively be deemed to be references to the balance sheet at the Accounts Date, to the profit and loss account for the year ended on the Accounts Date, and to the accounts as at the Accounts Date of the relevant subsidiary.

20.2 As regards the Overseas Subsidiary in interpreting such paragraphs, references to UK legislative provisions shall be construed as references to the equivalent or similar legislative provisions (if any) existing in the jurisdiction of incorporation of the Overseas Subsidiary.

21.   PROJECTIONS

21.1 The expressions of opinion or future intention, forecasts, speculations, assessments, estimates and budgets set out in the Information Memorandum and the Strategy Paper (each in Agreed Form) have been made in good faith on the basis of reasonable assumptions and have been prepared reasonably diligently bearing in mind the nature of the respective documents and the level of factual information currently available.

                                  SCHEDULE 4

                          DESCRIPTION OF THE PROPERTY

                          PART 1:  FREEHOLD PROPERTY



          Unit 3 Greenlea Park, Prince George's Road, London SW19 2TD








                          PART 2:  LEASEHOLD PROPERTY



        Allsport Building, 17383 Sunset Boulevard, Pacific Palisades CA
                               90272-4191, USA

                                  SCHEDULE 5

                     LIMITATIONS ON THE SELLERS' LIABILITY


1.   GENERAL

1.1 The provisions of this schedule shall operate to limit the liability of the Sellers under and in respect of the provisions of clause 4 and the Warranties. Clause 4 and the Warranties shall accordingly have effect subject to and as qualified by the terms of this schedule.

1.2 The Warranties shall be actionable only by the Buyers and no other party shall be entitled to make any claim or take any action whatsoever against the Sellers under or arising out of or in connection with this agreement except that each Buyer may assign the whole of its rights under or arising out of or in connection with this Agreement to any of its group companies or subsidiaries for so long as it remains a group company.

1.3 References in this schedule to a "Relevant Claim" include any claim against the Warrantors for breach of the Warranties, and any other claim (whether in contract, tort or otherwise) against the Warrantors arising out of clause 4 of this agreement and in respect of paragraph 3 of this schedule 5 only, any claim against the Warrantors in respect of the Tax Deed.


2.   DISCLOSURE

2.1 The following matters shall be treated as disclosed to the Buyers by the Warrantors both in respect of the Company and each group company:

     2.1.1 the contents of this agreement and all transactions herein envisaged, whether expressly or by necessary implication;

     2.1.2 the Accounts and all information which is contained in the Accounts;

     2.1.3 all matters and information which would have been revealed by a search of the microfiche of the files of the Company and each group company registered in England and Wales at Companies House on 5th February 1998; and

     2.1.4 the full contents of all documents which are listed in the Schedule of Disclosure Documents.


3.   MINIMUM AND MAXIMUM CLAIMS

3.1 The Warrantors shall not be liable in respect of any Relevant Claim or Claims unless and until the aggregate amount that would otherwise be recoverable from the Warrantors in respect of all such Claims shall exceed L250,000 and in the event that the aggregate amounts exceeds L250,000 the Buyers are entitled to claim the entire amount and not merely the excess. For the avoidance of doubt, amounts for which the Warrantors have no liability, or by which the Warrantors' liability is reduced, as a consequence of the operation of this schedule or clause 3 of the Tax Deed shall not be capable of being


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     aggregated as a Relevant Claim or part thereof with other Relevant Claims for the purposes of this paragraph 3.1.

3.2 For the purposes of paragraphs 3.1 above, the amount of any Relevant Claim(s) in respect of any particular matter or circumstance shall be counted only once, so that the Buyers shall not be entitled to aggregate any Relevant Claims which it may make (or be entitled to make) under this agreement and/or under the Tax Deed in respect of that particular matter or circumstance.

3.3 The total aggregate liability of the Warrantors in respect of all and any Relevant Claims or under or in respect of this agreement and the Tax Deed shall not exceed the aggregate of the sum of L16,000,000 and the aggregate proceeds of sale of the Consideration Shares (net of the costs of sale). To the extent that the aggregate liability of the Warrantors to the Buyers hereunder is less than or equal to L16,000,000 such liability shall be met out of the Cash Consideration and to the extent that it exceeds a sum equal to the Cash Consideration the Warrantors shall be entitled to(a) await settling such excess until the period in clause 11.1 of this agreement has expired and (b) thereafter, to satisfy such liability from the proceeds of sale of Consideration Shares provided that the Warrantors shall have no obligation to pay any part of such excess to the Buyers until such time as they are able to deal in the Consideration Shares free from any restriction.

3.4 The liability of each Warrantor for and in respect of any Relevant Claim shall be limited to and shall not exceed such Warrantors' due proportion of the Relevant Claim, and the aggregate liability of each Warrantor in respect of all Relevant Claims or under or in respect of this agreement and the Tax Deed shall not exceed such Warrantor's due proportion of the total aggregate liability of the Warrantors referred to in paragraph 3.3 above. Any payment by a Warrantor to the Buyers in respect of a Relevant Claim or under or in respect of this agreement and the Tax Deed shall take effect as an adjustment to the purchase consideration for the sale of such Warrantor's Shares. In this paragraph 3.4, "due proportion" means, as regards each Warrantor, the figure, expressed as a percentage, which is shown opposite the name of the relevant Warrantor in column (5) of schedule 1A.


4.   TIME LIMITS

4.1 Specific written notice of any Relevant Claim, setting out the amount and such details thereof as are practicable (including mention of the specific Warranties which the Buyers allege have been breached), shall be given by the Buyers to the Warrantors:

     4.1.1 in the case of any Relevant Claim the subject matter of which relates to Taxation under the Tax Warranties contained in schedule 3, on or before the seventh anniversary of the date of this agreement; and

     4.1.2 in the case of any other Relevant Claim, on or before the second anniversary of the date of this agreement;

     (such date being referred to in this schedule as the "Expiry Date") and the Warrantors shall cease to be under any liability to the Buyers or otherwise in respect of all and any Relevant Claims not so notified to the Warrantors.

4.2 Any Relevant Claim which has been made or shall be made before the Expiry Date shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and the Warrantors' liability in respect of such Relevant Claim shall absolutely terminate) on the later of the Expiry


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     Date or the expiry of the period of six months after notice of such Relevant Claim was given to the Warrantors in accordance with paragraph 4.1 of this schedule, unless proceedings in respect thereof shall have been commenced against the Warrantors (and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Warrantors).


5.   SINGLE RECOVERY

     Any payment by the Warrantors under this agreement to the Buyers shall reduce by that amount any claim by the Buyers under the Tax Deed (and vice versa), and the Buyers shall at all times procure that there is no duplication of recovery of any claim relating to the same subject matter whether under this agreement or under the Tax Deed or otherwise.


6.   RELIANCE

     Each Buyer acknowledges and declares that in entering into this agreement it has not relied and is not relying on any warranties, representations, covenants, undertakings, indemnities, promises, forecasts or other statements whatsoever whether written or oral (and whether implied or otherwise) (collectively "Representations"), other than those expressly set out in this agreement and in the Tax Deed, and each Buyer hereby irrevocably and unconditionally waives any right it may have to claim damages for, or to rescind this agreement by reason of, any Representation not expressly set out in this agreement or the Tax Deed unless such Representation was made fraudulently. Each Buyer further declares that, at the time of entering into this agreement, it is not actually aware of any fact or matter which it knows constitutes or would, upon the making of any Warranty, constitute a liability on the part of the Warrantors under a Warranty.


7.   RESCISSION

     The sole remedy against the Warrantors for any breach of any of the Warranties, any other breach of this agreement by the Warrantors or any event giving rise to liability on the Warrantors under the Tax Deed shall be an action for damages. Save in the event of fraudulent misrepresentation no right of rescission shall be available after Completion to the Buyers by reason of any breach of the Warranties or any other provision of this agreement or the Tax Deed.


8.   SPECIFIC LIMITATIONS

8.1 The Warrantors shall have no liability in respect of any Relevant Claim if and to the extent that such Relevant Claim (or the subject matter thereof):

     8.1.1 occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of the passing of, or any change in, after the date hereof, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body, or any increase in the rates of Taxation or any imposition of Taxation or any amendments to or the withdrawal of any extra-statutory concession or other practice previously made by or published by the Inland Revenue or other taxing authority and in force at the date hereof, and in any such case not actually or prospectively in force at the date of this agreement;


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     8.1.2 occurs or arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made after the date hereof in any accounting or taxation policies or practice of the Company, the Buyers or any other company in the Buyers' Group;

     8.1.3 would not have arisen or occurred but for (or is increased as a result of):

           (a) any voluntary act, event, default, omission, transaction or arrangement after Completion by the Buyers, the Company or any other member of the Buyers' Group or any person connected with any of them, otherwise than, in the case of the Company, or any group company in the ordinary course of its business as now carried on or pursuant to a pre-Completion obligation; or

           (b) any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after Completion by the Company or any group company or the Buyers or any other member of the Buyers' Group, or any person connected with any of them, under or in connection with the provisions of any enactment or regulation relating to Taxation; or

           (c) any failure or omission by any group company to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, under, or in connection with, the provisions of any enactment or regulation relating to Taxation after Completion, the anticipated making, giving or doing of which was taken into account in computing the provision for Taxation in the Accounts or the Management Accounts which claim, election, surrender, disclaimer, notice, consent or action, as the case may be, must be capable of being made properly without detriment to the Company;

     8.1.4 arises from an act, event, default, omission, transaction or arrangement of the Sellers or the Company or any group company prior to Completion occurring at the written request or direction of, or with the written consent of, the Buyers;

     8.1.5 is recovered by the Buyers or any group company under the terms of any insurance policy of either of the Buyers or the Company or any group company;

     8.1.6 is recovered by the Buyers or the Company or the relevant group company from any person (other than the Warrantors) whether under any applicable law or otherwise;

     8.1.7 is a Taxation liability which arises in consequence of an event occurring since the Accounts Date in the ordinary and usual course of business of any group company;

     8.1.8 is a liability which arises directly or indirectly as a result of:

           (a) the payment of any unusual or abnormal dividend by any group company after Completion;

           (b) the change of the date to which any group company makes up its accounts;


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              (c)   the cessation of any business carried on by the Company
                    or any group company occurring after Completion.

8.2    The Warrantors shall have no liability in respect of any Relevant Claim:

       8.2.1 to the extent that specific allowance, provision or reserve has been made in the Accounts or the Management Accounts in respect of the matter to which such liability relates;

       8.2.2 to the extent that such matter was taken into account in computing the amount of any such allowance, provision or reserve or was specifically referred to in the Accounts or the Management Accounts or in the notes to the Accounts or the Management Accounts;

       8.2.3 in respect of any expression of opinion or future intention or any forecasts, speculation, assessment, estimate or budget save to the extent of Warranty 21 in Part B of schedule 3.

8.3 In relation to any Relevant Claim under the Warranties relating to Taxation, if any specific provisions or reserve for Taxation shall have proved to have been an over provision or over reserve the amount of such over provision or over reserve shall be set off against any actual liability of the Sellers in respect of any Relevant Claim(s) under the Warranties which relate to Taxation in accordance with clause 7 of the Tax Deed.

8.4 For the avoidance of doubt, in determining the amount of any Relevant Claim for the purposes of the limits set out in paragraphs 3.1 and 3.2 above, the amount of such Claim shall be the net amount after giving effect to the provisions of paragraphs 8.1, 8.2 and 8.3 above.


9.     RECOVERY

9.1 Where the Buyers or any group company is or may be entitled to recover from some other person any sum in respect of any matter or event which has given rise to a Relevant Claim under the Warranties the Buyers shall procure that, the person so entitled shall use his reasonable endeavours to recover that sum (keeping the Warrantors at all times fully and promptly informed of the conduct of such recovery) provided that the person so entitled shall not be obliged hereby to use such reasonable endeavours if so to do would have a significant detrimental commercial effect on the Company's business, and any sum recovered will reduce the amount of the Relevant Claim (and, in the event of the recovery being delayed until after the Relevant Claim has been satisfied by the Warrantors, shall be paid to the Warrantors, after deduction of all reasonable costs and expenses of the recovery).

9.2 Without prejudice to the provisions of paragraph 9.1 above if the Sellers pay to the Buyers an amount in respect of any Relevant Claim under the Warranties, and either Buyer or any group company subsequently recovers (whether by payment, credit, discount, relief or otherwise) from a third party (including any taxation authority) an amount which is referable to the matter giving rise to such Relevant Claim, then:

       9.2.1 if the amount paid by the Warrantors in respect of such Claim is more than the Sum Recovered (as defined in paragraph 9.3 below), the Buyers shall (or, where appropriate, shall procure that the relevant group company shall) immediately pay to the Warrantors the Sum Recovered; and


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       9.2.2  if the amount paid by the Warrantors in respect of such Claim is less than or equal to the Sum Recovered, the Buyers shall immediately pay to the Warrantors an amount equal to the amount paid by the Warrantors so as to leave the Buyers, taking into account the amounts received from the third party and from the Sellers and those payable to the Sellers under this clause, in no better or worse position than it would have been in (subject always to the other provisions of this paragraph 9) had the Relevant Claim not arisen.

9.3 For the purposes of this paragraph, the expression "Sum Recovered" means an amount equal to the amount recovered from the third party (and for this purpose, in addition to any cash payment, any payment in kind or discount, credit or like benefit obtained shall constitute an amount recovered) plus any repayment supplements in respect of the amount recovered from the third party (as defined in section 85 of the Taxes Act) plus any interest in respect of the amount recovered from the third party less all reasonable costs and expenses incurred by the Buyers or (as the case may be) the relevant group company in recovering the amount from the third party.


10.    CONTINGENT LIABILITIES

       If any Relevant Claim arises by reason of a liability of any group company which is a contingent liability when the Claim in respect thereof is notified to the Warrantors, then the Warrantors shall not be obliged to make any payment to the Buyers until such time as the contingent liability ceases to be contingent and becomes an actual liability and is due and payable but the provisions of paragraph 4 of this schedule shall not prevent such amount being paid to the Buyers as and when it becomes an actual liability.

11.    NOTICE OF CLAIMS

       Insofar as the same would not have a significant detrimental commercial effect on the relevant group company's business, the Warrantors shall be afforded every reasonable opportunity of resisting in the name of the relevant group company any claims against any group company which might constitute a breach of any of the Warranties (or otherwise give rise to a Relevant Claim), and the Warrantors shall subject as aforesaid (if they so require) be allowed to have the conduct of any negotiations, proceedings or appeals incidental thereto (keeping the Buyers at all reasonable times fully and promptly informed of the conduct) and to use professional advisers nominated by the Buyers. Accordingly and subject thereto the Buyers shall, and shall procure that the relevant group company shall:

       11.1.1 as soon as practicable upon becoming aware of any breach or circumstances which will or may give rise to a claim, give to the Sellers by written notice details of such circumstances and such Claim and consult with the Warrantors in respect of such circumstances and such claim, and thereafter keep the Warrantors as fully informed as is practicable of all material developments relating to such circumstances and claim;

       11.1.2 if so requested by the Warrantors, subject as aforesaid take all reasonable steps or proceedings as the Warrantors may consider necessary in order to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any such claim and any adjudication in respect thereof or enforce against any person (other than the Warrantors the rights of the relevant group company and the


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              Buyers and each member of the Buyers' Group in relation to the matter the subject of the claim and shall procure that any group company shall act in accordance with any such requirements, and for this purpose take all appropriate proceedings in the name of the relevant group company subject to the Buyers and/or each group company (as appropriate) being indemnified by the Warrantors against all reasonable costs and expenses incurred in connection therewith;

     11.1.3 at all reasonable times allow the Warrantors and their agents access to and to inspect and take copies of all necessary books, correspondence and records of the relevant group company (subject always to keeping the same confidential other than necessary disclosures in connection with any such action or claim);

     11.1.4 use reasonable endeavours to procure that the auditors (both past and present) of the Company and/or the relevant group company make available to the Warrantors and their agents their audit working papers in respect of any audit of the Company's and/or the relevant group company accounts for any relevant accounting period in connection with the claims or action.
              Such access shall only be required at reasonable times and on reasonable notice;

     11.1.5 if reasonable require the personnel of the Company and/or the relevant group company to provide statements and proofs of evidence, and to attend at any trial or hearing to give evidence or otherwise, and to provide like assistance to enable the Warrantors to mitigate, avoid, resist, appeal, dispute, contest, remedy, compromise or defend any Relevant Claim such assistance to be provided without charge to the Buyers;

     11.1.6 save with the Warrantors' prior written consent, and subject as aforesaid, not admit liability in respect of or compromise, or settle any such claims as aforesaid.

11.2 Without prejudice to paragraphs 4 and 11.1 above and 12 below, if the Buyers consider that they will or may make a Relevant Claim against the Warrantors, they shall as promptly as is practicable so notify the Warrantors in writing, giving such reasonable particulars thereof as are available, and for a period of 60 days after such notification shall afford the Warrantors the opportunity to take steps to remedy the matter giving rise to such Relevant Claim to the extent that it can be remedied.

11.3 References in this paragraph 11 to "Relevant Claim" shall not include reference to any such claim made under or in respect of the Tax Deed.


12.    MITIGATION

12.1 Nothing in this schedule shall in any way restrict or limit the general obligation of the Buyers to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantors of the terms of this agreement.


13.    PRESERVATION OF RECORDS AND INSURANCE

13.1 The Buyer shall and shall procure that each group company will preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Relevant Claim.

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13.2   If at any time after the date this agreement the Warrantors wish to take out insurance against their liabilities in respect of Relevant Claims, the Buyers shall provide such information as any prospective insurer may reasonably require before effecting the insurance.


14.    KNOWLEDGE OF SELLERS

       Where any Warranty is qualified by a reference (howsoever expressed) to the awareness, knowledge, information or belief of the Sellers, the Sellers shall not be deemed to have made enquiry of any other person, and the Sellers shall be deemed to be aware and/or to have knowledge only of such matters or things as are within the knowledge of the Sellers.


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Signed by                                 )
a duly authorised director on             )
behalf of GETTY COMMUNICATIONS PLC        )



Signed by                                 )
a duly authorised director on             )
behalf of GETTY IMAGES, INC.              )





Signed by ADRIAN PAUL MURRELL             )
for himself and as attorney for each of   )
STEPHEN MICHAEL POWELL                    )
DAVID ALEXANDER CANNON                    )
LEE MARTIN                                )
MAVIS IRENE STREETON                      )
MICHAEL POWELL                            )
GREGORY WALKER                            )
JOHN WITTS and                            )
JAMES NICHOLLS                            )
                                          )




Signed by ADRIAN PAUL MURRELL             )
a duly authorised director on behalf of   )
ALLSPORT PHOTOGRAPHIC SHARE               )
SCHEME TRUSTEES LIMITED                   )


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